UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)

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Univest Financial Corporation
(Name of the Registrant as Specified In Its Charter)

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14 North Main Street, P.O. Box 197
Souderton, Pennsylvania 18964

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 22, 2020

TO THE HOLDERS OF COMMON STOCK:

The Annual Meeting of Shareholders of Univest Financial Corporation will be held on Wednesday, April 22, 2020, at 9:00 a.m., at PineCrest Country Club, 101 Country Club Drive, Lansdale, Pennsylvania 19446. A buffet breakfast will begin at 8:00 a.m.

Univest's Board of Directors recommends a vote:

1.
FOR the election of four Class III Directors each for a three-year term expiring in 2023 and one Alternate Director for a one-year term expiring in 2021 or until their successors are elected and qualified.

2.	FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2020.

3.	FOR the approval of, on an advisory (non-binding) basis, the compensation of our named Executive Officers as presented in this Proxy Statement.

Such other business, of which none is anticipated, as may properly come before the meeting or any postponements or adjournments thereof will be considered at the Annual Meeting.

The close of business on February 14, 2020 has been fixed by the Board of Directors as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

The accompanying Proxy Statement forms a part of this notice.

SEPARATE PROXY CARDS ARE ENCLOSED TO SHAREHOLDERS TO VOTE ALL THEIR SHARES OF THE CORPORATION'S COMMON STOCK. IT IS IMPORTANT THAT EACH SHAREHOLDER EXERCISE HIS/HER RIGHT TO VOTE. Whether or not you plan to attend the meeting, please cast your vote over the internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or alternatively, complete, sign, and date the enclosed proxy card and return it in the postage-paid envelope we have provided in order that your shares will be represented at the meeting. If you attend the meeting, you may vote in person.

By Order of the Board of Directors

WILLIAM S. AICHELE, Chairman

MEGAN DURYEA SANTANA , Esq., Secretary
March 13, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 22, 2020
This Proxy Statement, the Notice of Annual Meeting of Shareholders, a form of the Proxy Card and the 2019 Annual Report to Shareholders (which is not a part of the proxy soliciting material) are available at www.ProxyVote.com.

PROXY STATEMENT

The accompanying proxy card is solicited by the Board of Directors (the "Board") of Univest Financial Corporation (the "Corporation" or "Univest"), 14 North Main Street, P.O. Box 197, Souderton, Pennsylvania 18964, for use at the Annual Meeting of Shareholders to be held April 22, 2020, at PineCrest Country Club, 101 Country Club Drive, Lansdale, Pennsylvania 19446 and at any adjournment thereof. Copies of this Proxy Statement and proxies to vote the Corporation's common stock (the "Common Stock") are being sent to shareholders on or about March 13, 2020.
Any shareholder executing a proxy may revoke it at any time by giving written notice to the Secretary of the Corporation before it is voted, deliver a later dated proxy or attend the meeting and vote shares in person. Attendance at the meeting will not in itself constitute revocation of a proxy.
Some of the officers of the Corporation or employees of Univest Bank and Trust Co. (the "Bank") and other subsidiary companies or employees of Broadridge Corporate Issuer Solutions, Inc. ("Broadridge"), the Corporation’s transfer agent, may solicit proxies personally and by telephone, if deemed necessary. The Corporation will bear the cost of solicitation and will reimburse brokers or other persons holding shares of the Corporation's voting stock in their names, or in the names of their nominees, for reasonable expenses in forwarding proxy cards and proxy statements to beneficial owners of such stock.
The person named in the proxy card will vote in accordance with the instructions of the shareholder executing the proxy card, or in the absence of any such instruction, in accordance with the recommendations of the Board set forth below.

Univest's Board of Directors recommends a vote:

1.
FOR the election of four Class III Directors each for a three-year term expiring in 2023 and one Alternate Director for a one-year term expiring in 2021 or until their successors are elected and qualified.

2.	FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2020.

3.	FOR the approval of, on an advisory (non-binding) basis, the compensation of our named Executive Officers as presented in this Proxy Statement.

The Board has fixed the close of business on February 14, 2020 as the record date for the determination of shareholders entitled to notice and to vote at the Annual Meeting. As of February 14, 2020, there were 29,348,334 outstanding shares of Common Stock entitled to be voted at the Annual Meeting.
Each holder of record of Common Stock on February 14, 2020 will be entitled to one vote per share on all business of the meeting. The four nominees for election as Class III Directors who receive the highest number of votes cast, in person or by proxy, at the meeting will be elected. The nominee for election as Alternate Director who receives the highest number of votes cast, in person or by proxy, at the meeting will be elected. Shareholders cannot cumulate votes for the election of Directors. The other matters of business listed in this proxy will be decided by the affirmative vote of a majority of votes cast, in person and by proxy, at the meeting.
The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the meeting. If you are the beneficial owner of shares held in the name of a broker, trustee or other nominee and do not provide that broker, trustee or other nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on a matter without instructions from the beneficial owner and instructions are not given. These matters include the election of Directors and the advisory vote regarding Executive compensation. Abstentions and broker non-votes will be counted as shares present at the meeting for determining the existence of a quorum, but will not be counted as votes cast for the election of any nominee for Director or with respect to any other proposal brought before the meeting.
Instead of voting by mailing a proxy card, registered shareholders can vote their shares of Common Stock via the internet or by telephone. The internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to provide their voting instructions and confirm that their instructions have been recorded properly. Specific instructions for internet and telephone voting are set forth on the proxy card. The deadline for voting via the internet or by telephone is 11:59 p.m., Eastern Time, on Tuesday, April 21, 2020.
As of February 14, 2020, Univest Bank and Trust Co. held 718,383 shares or 2.45% of Common Stock in various trust accounts in a fiduciary capacity in its Trust Department. No one trust account has 5% or more of Common Stock.
A copy of the Annual Report to Shareholders, including financial statements for the year ended December 31, 2019, is included with this mailing. However, the Annual Report is not considered proxy soliciting material.

ELECTION OF DIRECTORS

The person named in the accompanying proxy card intends to vote to elect as Directors the nominees listed below in each case, unless authority to vote for Directors is withheld in the proxy card. The Corporation's Bylaws (the "Bylaws") authorize the Board to fix the number of Directors to be elected from time-to-time. The Board has established the number of Class III Directors at four, each of which will be elected for a three-year term expiring in 2023 and one Alternate Director to be elected for a one-year term expiring in 2021.

The Nominating and Governance Committee has recommended the slate of nominees listed below for election as Class III Directors and an Alternate Director. Management has been informed that all the nominees are willing to serve as Directors, but if any of them should decline or be unable to serve, the person named in the proxy card will vote for the election of such other person or persons as may be designated by the Board, unless the Board reduces the number of Directors in accordance with the Bylaws.

The following information, as of February 14, 2020, is provided with respect to the nominees for election to the Board.

Class III Directors (to be elected for a three-year term expiring at the 2023 Annual Meeting of Shareholders)*:

Name	Age	Business Experience	Director Since**
Roger H. Ballou	68	Former Director of Fox Chase Bancorp, Inc. (acquired by the Corporation in 2016), Past President and Chief Executive Officer and a Director of CDI Corporation (Engineering, Information Technology and Professional Staffing Solutions)	2016
K. Leon Moyer	70	Retired Vice Chairman of the Corporation and Retired President and Chief Executive Officer of the Bank	2005
Natalye Paquin	59	Chief Executive Officer of Points of Light Foundation, Former Chief Transformation Officer at Girl Scouts of the USA	2017
Robert C. Wonderling	58	President and Chief Executive Officer of the Chamber of Commerce of Greater Philadelphia, Former Pennsylvania State Senator	2018

Alternate Director (to be elected for a one-year term expiring at the 2021 Annual Meeting of Shareholders)*:

Name	Age	Business Experience	Director Since**
Suzanne Keenan	55	Member of the Board of Trustees of North American Electric Reliability Corporation, Member of SAP Independent Executive Advisory Council and Member of Rocket Wagon's Advisory Council. Former Chief Information Officer and Senior Vice President of Wawa, Inc. and former management positions at Comcast Cable and PECO Energy Company	2020

The following Directors were elected or appointed in prior years for terms expiring in future years.

Class I (each continuing for a three-year term expiring at the 2021 Annual Meeting of Shareholders):

Name	Age	Business Experience	Director Since**
William S. Aichele	69	Chairman of the Corporation and the Bank, Past President and Chief Executive Officer of the Corporation and the Bank, Former Director of the Federal Reserve Bank of Philadelphia	1990
Thomas M. Petro	61	Former President and Chief Executive Officer of Fox Chase Bank and Fox Chase Bancorp, Inc. (acquired by the Corporation in 2016), Managing Partner of 1867 Capital Partners	2016
Charles Zimmerman	61	Senior Leadership of Calvary Church, Director for the Clemens Family Corporation, Former Chairman of the Department of Practical Theology at Biblical Theological Seminary	2015

Class II Directors (each continuing for a three-year term expiring at the 2022 Annual Meeting of Shareholders):

Name	Age	Business Experience	Director Since**
Todd S. Benning, CPA	59	Former Director of Fox Chase Bancorp, Inc. (acquired by the Corporation in 2016), Founding stockholder of Dunlap & Associates, PC (certified public accounting firm) and principal of DunlapSLK, PC (certified public accounting firm)	2016
Glenn E. Moyer	68	Chief Executive Officer of Live Oak Strategies, LLC, Director of FHLBank Pittsburgh, Former Secretary of the Pennsylvania Department of Banking and Securities and President and Chief Executive Officer of National Penn Bancshares, Inc. and Elverson National Bank	2015
Jeffrey M. Schweitzer	46	President and Chief Executive Officer of the Corporation since 2013 and Chief Executive Officer of the Bank since 2014 (Has been employed by the Corporation since 2007)	2013
Michael L. Turner	63	Former Director of Valley Green Bank (acquired by the Corporation in 2015), Partner, Marshall, Dennehey, Warner, Coleman & Goggin (Law Firm)	2015

* All nominees are currently Directors or Alternate Directors.
** Dates indicate initial year as a Director or Alternate Director of the Corporation or the Bank.

The following information is provided with respect to the Named Executive Officers of the Corporation not serving as a Director of the Board.

Name	Age	Current Primary Positions	Current Position Since
Michael S. Keim	52	Senior Executive Vice President of the Corporation, President of the Bank; Director of the Bank (Has been employed by the Corporation since 2008, most recently as Senior Executive Vice President and Chief Financial Officer of the Corporation and Bank, prior to his current position)	2015
Brian J. Richardson	37	Executive Vice President and Chief Financial Officer of the Corporation and the Bank (Has been employed by the Corporation since 2016, most recently as Director of Finance, prior to his current position)	2019
Roger S. Deacon	56
Former Senior Executive Vice President and Chief Financial Officer of the Corporation and the Bank (formerly Chief Financial Officer of Fox Chase Bancorp, Inc.) from July 1, 2016 to June 30, 2019 (retirement date). Non-executive part-time employee until March 31, 2020.
			N/A
Megan D. Santana	44	Senior Executive Vice President, General Counsel and Chief Risk Officer of the Corporation and the Bank (Has been employed by the Corporation since 2016 as General Counsel, prior to her current position)	2018
Duane J. Brobst	67	Senior Executive Vice President of the Corporation and the Bank, Chief Credit Officer of the Bank (Has been employed by the Corporation since 1992, most recently as Chief Risk Officer, prior to his current position)	2018

Security Ownership of Certain Beneficial Owners and Management

Set forth below is certain information concerning the beneficial ownership of our Common Stock by each Director, each nominee for Director, each named Executive Officer, and all Directors and named Executive Officers as a group as of February 14, 2020.

Name	Number of Shares*	Percent
William S. Aichele (1)	162,641	**
Roger H. Ballou (2)	41,354	**
Todd S. Benning	35,268	**
Suzanne Keenan	5,500	**
Glenn E. Moyer	10,284	**
K. Leon Moyer (3)	82,705	**
Natalye Paquin	2,647	**
Thomas M. Petro	70,669	**
Jeffrey M. Schweitzer (4)	104,583	**
Michael L. Turner	22,426	**
Robert C. Wonderling	6,064	**
Charles Zimmerman	7,611	**
Duane J. Brobst (5)	57,240	**
Roger S. Deacon (6)	78,926	**
Michael S. Keim (7)	54,458	**
Brian J. Richardson (8)	8,327	**
Megan D. Santana (9)	10,178	**

All Directors and Named Executive Officers as a Group (17 persons)	760,881	2.59%

*
The shares "Beneficially owned" may include shares owned by or for, among others, the spouse and/or minor children of the individuals and any other relative who has the same home as such individual, as well as other shares as to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the securities. No securities are pledged as collateral or security. The table includes directly owned shares, unvested restricted shares and options to purchase shares or restricted stock units that will vest within 60 days of February 14, 2020.

**	Beneficially owns less than 1% of the outstanding shares of the Common Stock of the Corporation.
(1)	Includes 18,000 shares which may be acquired by the exercise of vested stock options.
(2)	Includes 19,286 shares owned by members of Mr. Ballou's family. He disclaims beneficial ownership of these shares.
(3)	Includes 6,973 shares owned by members of Mr. Moyer’s family. He disclaims beneficial ownership of these shares.
(4)	Includes 50,854 shares which may be acquired by the exercise of vested stock options and vesting of restricted stock units.
(5)	Includes 17,583 shares which may be acquired by the exercise of vested stock options and vesting of restricted stock units.
(6)	Includes 8,098 shares which may be acquired by the exercise of vested stock options.
(7)	Includes 21,749 shares which may be acquired by the exercise of vested stock options and vesting of restricted stock units.
(8)	Includes 3,071 shares which may be acquired by the exercise of vested stock options and vesting of restricted stock units.
(9)	Includes 4,667 shares which may be acquired by the exercise of vested stock options and vesting of restricted stock units.

The following table provides information as of December 31, 2019 about persons known to the Corporation to be the beneficial owners of more than 5% of its outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

Name	Number of Shares	Percent
Blackrock, Inc. (1)	2,662,026	9.08
Dimensional Fund Advisors LP (2)	2,088,389	7.12

(1)	Information is derived from a Schedule 13G amendment filed with the SEC on February 6, 2020. The principal business office for Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.
(2)	Information is derived from a Schedule 13G amendment filed with the SEC on February 12, 2020. The principal business office for Dimensional Fund Advisors LP is 6300 Bee Cave Road, Austin, TX 78746.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and Executive Officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Executive Officers, Directors and greater than ten percent shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the fiscal year ended December 31, 2019, all Section 16(a) reports by its Officers and Directors were timely filed.

The Board, the Board’s Committees and Their Functions

The Corporation's Board met nine (9) times during 2019. All of the Directors attended at least 75% of the meetings of the Board and of the committees of which they were members. While the Corporation has no formal policy on Director attendance at Annual Meetings of Shareholders, all Directors are encouraged to attend the Annual Meeting of Shareholders. In 2019, all Directors were present at the annual shareholders’ meeting, except one. The Board has established a number of committees, including the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, each of which is described below.

All shareholder correspondence to the Board may be sent to the Corporation and will be forwarded to the appropriate Board member or committee chair. To contact any Board member or committee chair, please mail your correspondence to:

Univest Financial Corporation
Attention (Board Member's name)
Office of the Corporate Secretary
14 N. Main Street
P.O. Box 197
Souderton, PA 18964

The Corporation's Board of Directors has determined that all Directors, with the exception of Mr. Schweitzer, are independent within the meaning of the listing standards of the NASDAQ Stock Market and SEC regulations. The Board has determined that a lending relationship resulting from a loan made by the Bank to a Director would not affect the determination of independence if the loan complies with Regulation O under the federal banking laws. The Board also determined that maintaining a deposit, savings or similar account with the Bank by a Director or any of the Director's affiliates would not affect the determination of independence if the account is maintained on the same terms and conditions as those available to similarly situated customers. There are no family relationships among our Directors or Executive Officers.
For more information, see “Related Party Transactions.”

Board of Director Committees as of December 31, 2019

Board Member	Audit	Compensation	Nominating and Governance
William S. Aichele	—	—	—
Roger H. Ballou	X	Chairman	—
Todd S. Benning	Chairman	—	—
Glenn E. Moyer	—	X	X
K. Leon Moyer	—	—	—
Natalye Paquin	—	—	—
Thomas M. Petro	—	—	—
Jeffrey M. Schweitzer	—	—	—
Michael L. Turner	X	—	X
Robert C. Wonderling	—	X	—
Charles H. Zimmerman	X	X	Chairman

Audit Committee

The Audit Committee of the Board (the "Audit Committee") met five (5) times during 2019. The responsibilities of the Audit Committee include: annual review of the selection of the Corporation’s independent registered public accounting firm, review with the internal auditors and independent registered public accounting firm the overall scope and plans for the respective audits as well as the results of such audits, and review with management, the internal auditors and independent registered public accounting firm the effectiveness of accounting and financial controls, and interim and annual financial reports. All of the members of the Audit Committee are independent as defined in the listing standards of the NASDAQ Stock Market and SEC regulations.

Todd S. Benning, CPA serves as Chairman of the Audit Committee. The Board has determined that Mr. Benning meets the requirements adopted by the SEC and the NASDAQ Stock Market for qualification as an audit committee financial expert.

The identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than those that are imposed on such person as a member of the Audit Committee and the Board in the absence of such identification. Moreover, the identification of a person as an audit committee financial expert for purposes of the regulations of the Securities and Exchange Commission does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. Additionally, a person who is determined to be an audit committee financial expert will not be deemed an "expert" for purposes of Section 11 of the Securities Act of 1933.

The Board re-approved the Audit Committee Charter at its January 2020 Meeting and the Audit Committee re-approved the Audit and Non-Audit Services Pre-Approval Policy at its January 2020 meeting. A copy of the Audit Committee Charter may be found on the Corporation’s Web Site: www.univest.net in the “INVESTOR RELATIONS” section under Governance Documents.

REPORT OF THE AUDIT COMMITTEE

The Corporation’s management is responsible for the Corporation’s internal control over financial reporting. The Corporation’s independent registered public accounting firm is responsible for performing an independent audit of the Corporation’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. The independent registered public accounting firm is also responsible for issuing an opinion on the Corporation’s internal control over financial reporting based on criteria issued by the Committee on Sponsoring Organizations of the Treadway Commission. The Audit Committee oversees the Corporation’s internal control over financial reporting on behalf of the Board of Directors.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Corporation’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Corporation’s independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 1301, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.
In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the firm’s independence from the Corporation and its management. In concluding that the independent registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.
The Audit Committee discussed with the Corporation’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Corporation’s internal control over financial reporting and the overall quality of the Corporation’s financial reporting process.
In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Corporation’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Corporation’s financial statements with U.S. generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal control over financial reporting designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Corporation’s financial statements are presented in accordance with U.S. generally accepted accounting principles, that the audit of the Corporation’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Corporation’s independent registered public accounting firm is “independent.”
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the Securities and Exchange Commission.

Univest Audit Committee Members:

Todd S. Benning, Chairman
Roger H. Ballou
Michael L. Turner
Charles H. Zimmerman

Independent Registered Public Accounting Firm Fees

The following table presents fees billed for professional services rendered by KPMG for the integrated audit, including an audit of the Corporation’s annual financial statements and internal controls over financial reporting, and fees billed for other services rendered. All of the fees in the table were approved pursuant to the Audit Committee's pre-approval policy and procedures.

	2019	2018
Audit Fees (1) (2)	$988,000	$893,000
Audit Related Fees	64,000	56,000
Tax Fees	—	—
All Other Fees (3)	1,780	1,780
Total Fees	$1,053,780	$950,780

(1)	2019 includes incremental audit fees related to the adoption of ASU No. 2016-02 (Leases) and ASU No. 2016-13 (CECL).
(2)	2018 fees as previously reported have been adjusted to reflect a refund for a HUD Program compliance audit that was determined not to be in-scope during fieldwork.
(3)	Represents the annual charge for a web based accounting research tool.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

2019 Performance Summary

The Corporation’s focus in 2019 was tied to four strategic priorities:

•	Grow Top Line Revenue

•	Achieved organic loan portfolio growth of $380.3 million, or 9.5%;

•	Achieved organic deposit growth of $468.9 million, or 12.1%, by increasing commercial relationships and public funds deposits;

•	Increased net interest income, excluding purchase accounting, by 7.1%, due to previously noted loan growth; and

•	Increased total noninterest income by 8.7% primarily by increased gains on mortgage banking activity of 26.3%, insurance business revenues of 5.8% and wealth and trust fee revenues of 3.4%.

•	Maximize Efficiency and Manage Costs

•	Reduced efficiency ratio, excluding restructuring charges, to 61.4% for 2019 from 61.6% for 2018; and

•	Continued investment in technology through phased implementation of Salesforce, as a sales and customer relationship management tool, and nCino, as an end-to-end commercial loan origination system.

•	Attract, Develop and Engage Human Capital

•	Hired new commercial lending teams in Western Lancaster County and the New Jersey suburbs of Philadelphia.

•	Expand and Optimize the Capabilities to Better Serve our Customers and Communities

•	Continued implementation of our digital evolution strategy, including launch of new online banking and mobile apps; and

•	Positioned Wealth Management offerings under our cohesive brand, "Girard", which resulted in increased efficiencies in sales, marketing and delivery efforts.

2019 Compensation Summary

•
Salaries: 2019 salary increases, which became effective as of January 1, 2019 for the Executive Officers, excluding Mr. Richardson, ranged from 3.2% - 6.4%, which reflect merit increases. Mr. Richardson's salary increased 72.2% reflecting merit increase and a promotion to Chief Financial Officer effective July 1, 2019.

•
Annual Incentive: During 2019, our goals were achieved at slightly less than target performance levels; therefore, the corporate performance portion of the annual incentive was paid out at 99.1% of target (see "Annual Incentives" for additional discussion).

•	Equity: Executive Officers were granted two forms of equity - 70% of the total award was performance-based restricted stock units and 30% was service-based restricted stock units.

•	Granted 2019 performance-based restricted stock units and service-based restricted stock units based on a percentage of the Executive's base salary;

•
Performance-based restricted stock units cliff vest after three years assuming certain targets are met related to: (1) relative return on average assets compared to the Board approved peer group for the three years ended December 31, 2021 and (2) earnings compared to internally developed cumulative earnings per share target for the three years ended December 31, 2021; and

•	Service-based restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of the grant.

The Compensation Committee also considers feedback from our shareholders in making compensation determinations. At the 2019 Annual Meeting, 97.1% of the votes cast were in favor of our say-on-pay proposal. We view this as a positive endorsement of our pay practices. Even in light of this strong support, we continue to monitor our pay alignment with shareholder interests and seek ways to improve our compensation program.

With information provided by management, the Compensation Committee has reviewed the design and operation of our incentive compensation arrangements for all employees, including our named Executive Officers, to determine whether such programs might encourage inappropriate risk-taking that would be reasonably likely to have a material adverse effect on us. The Compensation Committee concluded that our compensation plans, programs and policies, considered as a whole, including applicable risk mitigation features, are not reasonably likely to have a material adverse effect on us.

EXECUTIVE COMPENSATION PHILOSOPHY

The principal objective of the Corporation is to maximize shareholder value through the development and enhancement of the Corporation's business operations. To further that objective, the Corporation's Executive compensation program is designed to:

•
Attract and retain talented employees in leadership positions in the Corporation by recognizing the importance of these individuals in carrying out the Corporation’s Mission Statement, Core Values and Vision Statement: “To be the best integrated financial solutions provider in the market.” This key statement is critical in keeping us focused on our short-term and long-term goals for the success of the Corporation.

•
Support strategic performance objectives through the use of compensation programs. The goal of the Executive compensation program is to provide the Executive with a total compensation package competitive with the market and industry in which the Corporation operates, and to promote the long-term goals, stability and performance of the Corporation. By doing this, we will align the interests of management with those of our shareholders and other stakeholder groups.

•
Pay salaries, cash incentives, and equity incentives near the 50th percentile of the market when we meet our targeted performance objectives (although exact positioning varies by each individuals experience and responsibilities).

•	Support the Corporation’s management development and succession plans.

•	Create a mutuality of interest between Executive Officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making.

•	Require Executive Officers to acquire substantial levels of ownership of the Corporation’s stock in order to better align the Executive Officers' interests with those of the shareholders.

COMPENSATION CONSULTANT AND PEER GROUP

The Compensation Committee makes salary decisions in a structured annual review. The Compensation Committee considers the decision-making responsibilities, experience, work performance, achievement of key goals, and team-building skills of each position as the most important measurement factors in its annual reviews. To help quantify these measures, the committee has enlisted the assistance of an independent compensation consultant. Base salaries are determined by considering the experience and responsibilities of the individual Executive Officer with a target of paying near the median (50%) level of our peer group, adjusted for overall performance of the individual Executive. Base salaries are generally adjusted annually and are in effect for the period January 1 through December 31.

The Compensation Committee engaged McLagan, a part of Aon plc, to assist the committee in reviewing its Executive compensation program for 2019. McLagan is an independent compensation consulting firm engaged by and reporting directly to the Compensation Committee. The analysis provided by McLagan for 2019 includes, but is not limited to, an assessment of the Univest Executive compensation program compared to its peers, development of total cash compensation opportunities (base salary and cash incentives) and a review of the Corporation's short-term and long-term incentive arrangements (cash and equity). The analysis provides the Compensation Committee with a broad array of information from which to assess the effectiveness of our compensation program and will serve as a foundation for future compensation decisions. The analysis was used in connection with the 2019 merit increases for named Executive Officers.

In determining compensation for our named Executive Officers, the Compensation Committee uses market information from its peer group. For 2019, this market information was provided by McLagan. The Corporation's 2019 peer group was made up of the financial institutions listed below:

1st Source Corp.	Park National Corp.
Bryn Mawr Bank Corp.	Peapack-Gladstone Financial
Camden National Corp.	Peoples Bancorp Inc.
Community Trust Bancorp Inc.	S&T Bancorp Inc.
Financial Institutions Inc.	Sandy Spring Bancorp, Inc.
First Busey Corp.	Stock Yards Bancorp, Inc.
First Commonwealth Financial	Tompkins Financial Corporation
Independent Bank Corp.	Washington Trust Bancorp Inc.
Lakeland Financial Corp.	WSFS Financial Corp.
Midland States Bancorp Inc.

In December 2018, the Compensation Committee met and reviewed the performance of the named Executive Officers with the Chief Executive Officer to determine increases in base salary compensation for 2019. The Committee also met in Executive session without the Chief Executive Officer to discuss his base salary for 2019, which was also approved by the full Board of Directors. Increases in base salary compensation for 2019 were based on individual performance and the selected peer group compensation review performed by the Corporation's independent compensation consultant.

BASE SALARY COMPENSATION FOR 2019

The Compensation Committee annually examines market compensation levels and trends observed in the labor market. For its purposes, the Compensation Committee has defined the labor market as the pool of Executive Officers who are currently employed in similar positions at companies similar to the Corporation in both size (on the basis of total revenue) and scope of operation, with special emphasis placed on salaries paid by companies in the banking industry. Market information is used as a frame of reference for annual salary adjustments and starting salaries.

Below outlines the increases in base salary compensation for 2019 approved by the Compensation Committee:

Executive	2019 ($)	2018 ($)	Base Salary Increase
Jeffrey M. Schweitzer	635,000	600,000	5.8%
Michael S. Keim	415,000	390,000	6.4%
Brian J. Richardson (1)	310,000	180,000	72.2%
Roger S. Deacon (2)	335,000	315,000	6.3%
Duane J. Brobst	260,000	252,000	3.2%
Megan D. Santana	300,000	290,000	3.4%
(1) As of January 1, 2019, Mr. Richardson's base salary was $185,400. On July 1, 2019, his base salary was increased to $310,000 in conjunction with his promotion to Chief Financial Officer.
(2) Mr. Deacon retired as Chief Financial Officer as of June 30, 2019. Effective July 1, 2019, Mr. Deacon became a non-executive part-time employee through March 31, 2020 at an annualized base salary of $100,000.

ANNUAL INCENTIVES

The Corporation established a non-equity annual incentive plan to reward Executive Officers for achieving annual financial objectives. The weighted financial measures and related targets for the plan are set in the preceding fiscal year by the Compensation Committee. The annual incentive program for Messrs. Schweitzer, Keim, Richardson, Deacon and Brobst and Ms. Santana consists of cash bonuses based 80% on meeting annual Corporation performance goals (earnings per share, return on equity, efficiency ratio and nonperforming assets to total assets); and 20% on individual performance to reinforce the critical focus of our Executive Officers on certain annual objectives that have significant impact on our long-term performance strategy. The payout under the Annual Incentive Compensation plan will occur during March following the performance year.

The Annual Incentive Compensation Plan provides for payouts based on actual results compared to target as detailed in the table below. The first three columns of the table provide the annual incentive payout target range by Executive, as a percentage of base salary, based on performance as compared to target. The fourth and fifth columns provide the actual incentive award paid for 2019 as a percentage of base salary and actual dollar amount. The 2019 payout was interpolated based on actual results compared to threshold, target and optimum. Also, no payout will be made if annual Return on Average Assets ("ROAA") is less than 50 basis points, adjusting for one-time non-recurring gains and losses (acquisition, integration and restructuring charges, BOLI gains, etc.).

Executive	Threshold Achieve 80% of Target	Target Achieve 100% of Target	Optimum Achieve 120% of Target	Actual Award (%) of Base Salary	Actual Award ($)
Jeffrey M. Schweitzer	20.0%	50.0%	75.0%	49.6%	315,237
Michael S. Keim	16.0%	40.0%	60.0%	39.7%	164,817
Brian J. Richardson (1)	12.5%	31.3%	46.9%	31.0%	76,873
Roger S. Deacon (2)	14.0%	35.0%	52.5%	34.8%	58,207
Duane J. Brobst	14.0%	35.0%	52.5%	34.8%	90,351
Megan D. Santana	10.0%	25.0%	37.5%	24.8%	74,465
(1) Mr. Richardson's target and actual award is based on 25% target for $185,400 salary (January to June 2019) and 35% target for $310,000 salary (July to December 2019)
(2) Mr. Deacon's actual award is based on 35% target for $335,000 salary prorated for six months performance (January to June 2019)
The Corporation’s financial targets set by the Compensation Committee for 2019 along with the actual results for the Annual Incentive Compensation component of Executive compensation were as follows:

Performance Metric	Goal Weight (1)	Threshold	Target (Plan)	Optimum	Actual (2)
Earnings Per Share	25.00%	$1.74	$2.17	$2.60	$2.28
Return on Average Equity	25.00%	7.96%	9.95%	11.94%	10.26%
Efficiency Ratio	15.00%	64.20%	61.70%	59.20%	60.80%
NPAs to Total Assets	15.00%	0.74%	0.49%	0.24%	0.73%
(1) Represents percentage of individual's total incentive compensation award.
(2) Adjusted to exclude the income statement impact of an incremental commercial lending team in Western Lancaster County, which was not included in original "Target (Plan)". This adjustment was approved by the Compensation Committee.

The individual performance component is recommended by the Chief Executive Officer or the Chairman of the Corporation, as applicable. When considering the recommendations, the Compensation Committee considers the individual’s contribution to progress on strategic initiatives critical to the Corporation’s performance in 2019 and beyond. In 2019, the Compensation Committee determined that the individual performance component for Messrs. Schweitzer, Keim, Deacon, Richardson, Brobst and Ms. Santana should be paid out at Target. As a result of his retirement as a full-time employee, Mr. Deacon's payout for individual performance was for the period from January to June 2019.

As a result of actual corporate performance (paid out at 99.1% of target) and the individual performance component, an aggregate cash bonus was paid to the above named Executive Officers of the Corporation for 2019 at 99.3% of the targeted payout level.

LONG-TERM INCENTIVES

Stock-Based Compensation

Prior to 2019, the long-term incentive program consisted primarily of stock options and restricted stock grants; performance-based restricted stock awards that vest based on the Corporation’s performance compared to its selected peers and internally developed earnings per share targets. In December 2018, the Corporation's Board of Directors approved an Amended and Restated Univest 2013 Long-Term Incentive Plan, which permits the issuance of restricted stock units ("RSUs"). Beginning in 2019, the Corporation issued a combination of performance-based and serviced-based RSUs instead of restricted stock awards and stock options for annual equity awards to named Executive Officers and non-employee Directors. An employee has no ownership rights and no rights to dividends until the RSUs vest.

The purpose of the program is to align management’s interests with those of our shareholders, promote employee retention and also to ensure management’s focus on the long-term stability and performance of the Corporation. The Corporation’s target is to pay out incentive compensation, both short-term and long-term, with a target of paying near the median (50%) level of our peer group when targeted performance is met.

At the 2013 annual shareholder's meeting, the shareholders approved the Univest 2013 Long-Term Incentive Plan (now the Amended and Restated 2013 Long-Term Incentive Plan). The purpose of the plan is to enable employees and non-employee Directors of the Corporation to: (i) own shares of stock in the Corporation; (ii) participate in the shareholder value which has been created; (iii) have a mutuality of interest with other shareholders; and (iv) enable the Corporation to attract, retain and motivate key employees. Participation in the Amended and Restated Univest 2013 Long-Term Incentive Plan is determined by the Compensation Committee. The plan authorizes the Compensation Committee to grant both stock and/or cash-based awards through incentive and non-qualified stock options, restricted stock awards and/or restricted stock units. With respect to these grants, 2,000,000 shares were initially set aside for these long-term incentives. The number of shares of Common Stock available for issuance under the plan is subject to adjustment, as described in the plan. This includes, in the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure resulting in an adjustment in the aggregate number of shares reserved for issuance under the plan, in the number and option price of shares subject to outstanding stock options granted under the plan and in the number and price of shares subject to other awards, as described in the plan. As of December 31, 2019, there were 2,530,015 shares available for future grants. At the time of an award grant, the Compensation Committee will determine the type of award to be made and the specific conditions upon which an award will be granted (i.e. term, vesting, performance criteria, etc.) consistent with the terms of the plan.

Upon a change in control: (i) any stock awards or restricted stock units outstanding for at least six months and any stock options awarded which have been held for at least six months shall become fully vested and exercisable; (ii) restrictions applicable to any restricted stock award lapse and such shares become fully vested; (iii) the value of all outstanding stock options and restricted stock awards or restricted stock units shall be cashed out on the basis of their fair market value; and (iv) any outstanding long-term performance awards shall vest and be paid out based on the prorated target results for the performance periods in question.

2019 Equity Grants

Long-term incentive compensation consists of a combination of performance-based restricted stock units and service-based restricted stock units; 70% of the targeted fair value of the awards is performance-based restricted stock units and 30% of the targeted fair value is service-based restricted stock units.

Performance-based restricted stock units were granted on March 15, 2019 based on the Target level performance as detailed below. The performance-based restricted stock units will vest on March 15, 2022, provided certain performance metrics are met that evaluate the Corporation’s performance compared to (i) the SNL Small Cap Bank and Thrift Index ("Select Peer Group") with respect to three-year average Return on Average Assets and (ii) internally determined cumulative earnings per share target for the three-year period ended December 31, 2021. No vesting will occur if the three-year average ROAA is less than 50 basis points, adjusted for one-time non-recurring gains and losses (acquisition, integration and restructuring charges, BOLI gains, etc.)

Service-based restricted stock units were granted on March 15, 2019 and vest in three equal annual installments beginning on the first anniversary of the date of the grant.

The following table shows the vesting of performance-based awards with more shares vesting if performance exceeds Target and fewer shares vesting if performance is short of Target. Target is defined as ranking in the 55th percentile of ROAA performance compared to its Select Peer Group and achieving a targeted cumulative 2019 to 2021 earnings per share target adjusted for one-time non-recurring gains and losses (acquisition, integration and restructuring charges, BOLI gains, etc.) both weighted at 50%.

ROAA to Peer	Threshold (35%)	Target (55%)	Optimum (75% or Greater)
Amount of Shares Vesting	50%	100%	150%

EPS Performance	Threshold (80% of Target)	Target	Optimum (120% of Target)
Amount of Shares Vesting	50%	100%	150%

On March 15, 2019, the Compensation Committee approved grants of performance-based restricted stock units to the following named Executive Officers:

	Number of Units			Grant Date Fair Value ($)
Executive	Threshold	Target	Optimum	Threshold	Target	Optimum
Jeffrey M. Schweitzer	4,273	8,545	12,818	111,141	222,255	333,396
Michael S. Keim	2,793	5,585	8,378	72,646	145,266	217,912
Brian J. Richardson (1)	624	1,248	1,872	16,230	32,460	48,691
Roger S. Deacon (2)	—	—	—	—	—	—
Duane J. Brobst	1,225	2,450	3,675	31,862	63,725	95,587
Megan D. Santana	1,010	2,019	3,029	26,270	52,514	78,784
(1) Amount of RSUs granted for Mr. Richardson was based on $185,400 salary in effect at the time of grant.
(2) Mr. Deacon was not granted awards on March 15, 2019 due to his pending retirement.

The granting of service-based restricted stock units is at the discretion of the Compensation Committee and is not contingent on the achievement of annual targets described under "Annual Incentives." On March 15, 2019, the Compensation Committee approved the granting of service-based restricted stock units to the following named Executive Officers:

Executive	Service-Based Restricted Stock Units Granted	Grant Date Fair Value ($)
Jeffrey M. Schweitzer	3,663	95,275
Michael S. Keim	2,394	62,268
Brian J. Richardson (1)	537	13,968
Roger S. Deacon (2)	—	—
Duane J. Brobst	1,050	27,310
Megan D. Santana	867	22,551
(1) Amount of RSUs granted for Mr. Richardson was based on $185,400 salary in effect at the time of grant.
(2) Mr. Deacon was not granted awards on March 15, 2019 due to his pending retirement.

Vesting of 2017 Performance-Based Restricted Stock

During 2017, the Corporation granted its Executive Officers performance-based restricted stock as detailed in the following chart.

Executive	# of Target Shares Granted
Jeffrey M. Schweitzer	6,838
Michael S. Keim	3,730
Brian J. Richardson (1)	—
Roger S. Deacon	2,611
Duane J. Brobst	2,141
Megan D. Santana	1,405
    (1) Mr. Richardson was not in the Executive Incentive Compensation Plan at time of this grant.

The 2017 performance-based restricted stock vested on February 15, 2020 based on the Corporation’s performance compared to (i) the Select Peer Group with respect to the three-year average Return on Average Assets and (ii) internally determined cumulative earnings per share target for the three years ended December 31, 2019, as determined at the date of the grant and as adjusted for the impact of the federal tax rate change effective January 1, 2018 and the Corporation’s capital raise in December 2017. Such adjustments were approved by the Compensation Committee. Each criteria is equally weighted at 50% of the vesting.

ROAA to Peer	Threshold (35%)	Target (55%)	Optimum (75% or Greater)
Amount of Shares Vesting	50%	100%	150%

Three Year Cumulative EPS Performance	Threshold (80% of Target)	Target	Optimum (120% of Target)
Amount of Shares Vesting	50%	100%	150%
Internal Target	$4.76	$5.96	$7.15

Actual results for the three year Return on Average Assets and earnings per share analysis were adjusted for certain nonrecurring items such as initial year investments in Lancaster County, write-off of deferred tax assets related to the federal tax law change, legal settlement claims with a former Fox Chase Bank customer and BOLI death benefit claims. The Return on Average Assets, as adjusted, for the three-year period ended December 31, 2019 was 1.13% which ranked 41st of 104 Peer Banks or at 39.4% which is above the threshold of 35%. This provided for a vest rate of 61.1% of shares for the Return on Average Asset Test.

The cumulative earnings per share, as adjusted, for the three years ended December 31, 2019 was $5.67 which was below target but above threshold and provided for a vest rate of 88.0% of shares for the earnings per share test.

Based on the above analysis, the vest rate for the 2017 performance-based restricted stock was 74.5% and each Executive received 74.5% of the target shares identified in the above table.

Stock Ownership Requirements

To reinforce the importance of aligning the financial interests of the Executive Officers with those of the shareholders, the Board of Directors approved minimum stock ownership guidelines for the Executive Officers. Below are the minimum required holdings for the named Executive Officers.

Executive	Ownership Requirement (Multiple of Base Salary)
Jeffrey M. Schweitzer	3.0x
Michael S. Keim	2.5x
Brian J. Richardson	2.0x
Duane J. Brobst	2.0x
Megan D. Santana	2.0x

The ownership requirements vary based upon which category of the Executive incentive plan (there are four) the Executive is placed in. In 2019, Executive Officers in each category were as follows: Category 1 is the President and CEO of the Corporation; Category 2 is the President of the Bank; Category 3 includes the Chief Financial Officer and any Senior Executive Vice President of the Corporation and/or the Bank, any Commercial Banking Market President, the Wealth Management President and Insurance President; and Category 4 includes Executive Vice Presidents of the Corporation or Bank. These ownership requirements must be met within five years of entering the plan. If an individual is promoted to a new category, the individual will have three additional years in which to achieve the new ownership requirement. Each Executive who has been an Executive for at least five years is in compliance with this policy. The following shares are considered “owned” for the purpose of meeting the ownership requirements outlined in the table above:

•	All shares held by the employee or their spouse;

•	All restricted stock (vested or unvested);

•	All restricted stock units (vested or unvested);

•	Unexercised vested in-the-money stock options; and

•	Shares held in the employee’s 401(k) plan.

Insider Trading Policy

The Corporation maintains an Insider Trading Policy ("Policy") that applies to its Directors and named Executive Officers. The Policy, among other matters, prohibits the following activities associated with the Common Stock:

•	Trading on material, non-public information;

•	Trading during designated black-out periods;

•	Hedging of Common Stock;

•	Pledging of Common Stock in a margin account; and

•	Selling short Common Stock.

Claw Back Provision on Incentive Compensation

In the case where an accounting restatement occurs due to a material error, whether due to intentional fraud or a “no fault” accounting restatement, incentive-based compensation that is based on financial information required to be reported under the securities laws, including performance-based restricted stock and stock units, will be recovered, to the extent of the financial impact of the error, from all SEC Reporting officers who were SEC Reporting officers during the relevant period. If it is determined by the Compensation Committee that it is impracticable to recover the amounts (i.e. the cost to recover exceeds the amount to be recovered) then the Corporation will disclose the individual’s name, the amount foregone, and a brief description of the reason for deciding not to pursue recovery in our next annual proxy statement.

Retirement Plans

Univest provides a qualified pension plan to all employees hired prior to December 8, 2009. The Defined Benefit Pension Plan (the "DBPP") is a noncontributory defined benefit retirement plan covering substantially all employees of the Corporation who were hired before December 8, 2009, completed one year of service and attained age 21. Effective December 31, 2009, the benefits previously accrued under the DBPP were frozen and the DBPP was amended and converted to a cash balance plan, with participants not losing any pension benefits already earned in the DBPP. Employees hired on or after December 8, 2009 are not eligible to participate in the DBPP. The DBPP is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The DBPP is administered by the Pension Committee appointed by the Board of Directors of the Corporation. The Pension Committee has appointed the Bank as trustee of the DBPP. Employer contributions are based on amounts required to be funded under the provisions of ERISA. No contributions are required or permitted by the participants.
The normal retirement date is the first day of the month in which the participant’s 65th birthday occurs and he/she has completed five years of credited service. Prior to December 31, 2009, the normal annual retirement benefit amount accrued was 1.5% of average earnings for each year of credited service up to 20 years plus 0.5% of average earnings for each year of credited service in excess of 20 years up to 35 years, plus 0.25% of average earnings in excess of the average Social Security wage base for each year of credited service up to 35 years.
    Benefits under the cash balance plan are credited to the employees’ account based on the following formula:

Years of Service	Annual Benefit Credited
0 - 10	3% of salary
11- 20	5% of salary
21 +	7% of salary

Additionally, annually the employees’ accounts are credited with a guaranteed return of the ten-year Treasury note rate plus 1% not to exceed the 30-year Treasury note rate. To not penalize long-term employees of the Corporation, for employees over the age of 55 with over 20 years of service on December 31, 2009, the annual retirement benefit is guaranteed to be the higher of the benefit attributable to the formula under the DBPP or the new cash benefit account.
Each participant who has at least ten years of service and who has attained age 55 may elect to retire early within the 10-year period immediately prior to his/her normal retirement age. A participant’s early retirement benefit is the greater of (i) the actuarial equivalent of the accrued benefit if the benefit is distributed in a form other than a nondecreasing life annuity payable for a period not less than the life of the participant or (ii) the accrued benefit reduced from the early retirement date by 1/15th per year for the first five years and 1/30th per year for each of the next five years. A participant’s early retirement benefit with respect to benefits accrued prior to the cash balance plan conversion effective December 31, 2009 is the participant’s accrued benefit payable at the participant’s normal retirement date, reduced by 6% per year for the first five years and 4% per year thereafter to age 55; however, if the participant has attained age 62 at the early retirement date and the sum of the participant’s age plus years of service equals or exceeds 85, the participant will receive the normal retirement benefit.
Participants were not vested in the benefits accrued up to December 31, 2009 until they completed five years of service, at which time they became fully vested in the benefits accrued up to December 31, 2009 in the DBPP. Participants were not vested in the benefits accrued after December 31, 2009, under the cash balance portion of the plan, until they completed three years of service, at which time they became fully vested in the benefits accrued under the cash balance portion of the plan.
A vested participant who dies before the annuity starting date and who has a surviving spouse shall have the death benefit paid to the surviving spouse in the form of a pre-retirement survivor annuity and may have the death benefit distributed to his/her beneficiaries within five years after death.
While the Corporation has not expressed any intent to do so, the DBPP/cash balance plan may be discontinued at any time, subject to the provisions of ERISA. In the event such discontinuance results in termination of the DBPP/cash balance plan, the DBPP/cash balance plan provides that the net assets of the plan will be allocated among the participants in the order provided for under ERISA. To the extent there are unfunded vested benefits other than benefits becoming vested by virtue of termination of the DBPP/cash balance plan, ERISA provides that such benefits are payable to participants by the Pension Benefit Guaranty Corporation (the "PBGC") up to specified limitations.
Should the DBPP/cash balance plan terminate at some future time, its assets generally may not be available on a pro rata basis to provide participants’ benefits. Whether a particular participant’s accumulated plan benefits will be paid depends on both the priority of those benefits and the level of benefits guaranteed by the PBGC at that time. Some benefits may be fully or partially provided for by the then-existing assets and the PBGC guaranty while other benefits may not be provided for at all.
On an optional basis, employees who have attained the age of 18 and have completed one month of continuous service may participate in the Deferred Salary Savings Plan (the "DSSP"). In 2019, participants could defer up to $19,000 if under age 50 and $25,000 if at least age 50 by December 31. After employees complete six months of service, the Corporation or its subsidiaries will make a matching contribution of 50% of the first 6% of the participant's deferred salary. All contributions are invested via a trust. The Corporation's matching contributions for 2019, 2018, and 2017 amounted to $1,520,550, $1,367,025 and $1,374,375, respectively. The matching contributions are vested at 50% at the end of two years, 75% at the end of three years, and 100% at the end of four years. Benefit payments normally are made in connection with a participant's retirement. The DSSP permits early withdrawal of the money under certain circumstances. Under current Internal Revenue Service regulations, the amount contributed to the plan and the earnings on those contributions are not subject to Federal income tax until they are withdrawn from the plan.

OTHER BENEFITS AND PERQUISITES

Compensation for group life insurance premiums, hospitalization and medical plans, and other personal benefits are provided to all full-time employees and part-time employees averaging a certain number of hours and do not discriminate in favor of officers of the Corporation or its subsidiaries.

Certain Executive Officers, including the named Executive Officers, receive expense allowances. These perquisites are determined and approved by the Compensation Committee under the same methodologies for and in conjunction with base salary compensation. Univest also provides certain named Executive Officers with personal tax preparation services. These services are provided by a Certified Public Accounting firm other than Univest’s independent registered public accounting firm, KPMG LLP.

IMPACT OF TAXATION ON THE FORM OF COMPENSATION

The Compensation Committee considers a variety of factors, including the Corporation’s tax position, the materiality of the payments and tax deductions involved, the objectives of the executive compensation programs and the Corporation’s compensation philosophy in structuring compensation programs and making compensation decisions. For taxable years beginning on and after January 1, 2018, the Tax Cuts and Jobs Act generally eliminated the “performance-based” compensation exception under 162(m) of the Internal Revenue Code and expanded the $1 million per covered employee annual limitation on deductibility to a larger group of named executive officers. In addition, the Tax Cuts and Jobs Act provides that any named executive officer who was a covered employee in taxable years beginning on and after January 1, 2017, will continue to be a covered employee for all subsequent taxable years. As a result, the Corporation may no longer take an annual deduction for any compensation paid to an expanded number of covered employees in excess of $1 million per covered employee unless an exception applies.

Overview of Compensation Changes for 2020

2020 Base Salaries

In December 2019, the Compensation Committee met and reviewed the performance of the named Executive Officers with the Chief Executive Officer to determine increases in base salary compensation for 2020. The Committee also met in Executive session without the Chief Executive Officer to discuss his base salary for 2020. Increases in base salary compensation for 2020 were based on individual performance and the selected peer group compensation review performed by the Corporation’s independent compensation consultant. The Chief Executive Officer's base salary was approved by the full Board of Directors in December 2019.

Below outlines the increases in base salary compensation for 2020 approved by the Compensation Committee:

Executive	2020	2019	Base Salary Increase
Jeffrey M. Schweitzer	$665,000	$635,000	4.7%
Michael S. Keim	445,000	415,000	7.2%
Brian J. Richardson	335,000	310,000	8.1%
Duane J. Brobst	266,500	260,000	2.5%
Megan D. Santana	310,000	300,000	3.3%

The increases for the named Executive Officers are due to merit, growth and their increased size and complexity of the Corporation and the individual's related responsibilities. Base salaries are determined by considering the experience and responsibilities of the individual Executive Officer with a target of paying near the median (50%) level of our peer group, adjusted for overall performance of the individual Executive.

Change in Control Agreements

The Corporation has entered into change in control agreements (the “Agreements”) with certain Executive Officers, including all of the named Executive Officers. The Agreements for the named Executive Officers had fixed terms ending on December 31, 2019, with automatic annual one year renewals of the Agreement thereafter, absent notice of non-renewal from any party. The Agreements ending on December 31, 2019 automatically renewed for each named Executive Officer and now have fixed terms ending December 31, 2020, with automatic one year renewals thereafter absent notice of non-renewal from any party. Mr. Deacon's change in control agreement was terminated as of June 30, 2019.

In the event a named Executive Officer’s employment is terminated subsequent to a “change in control” during the term of the Agreement either by the Corporation for a reason other than “cause” (as defined in the Agreement) or by the Executive after the occurrence of certain specified events of “good reason” described below, the Corporation will pay the applicable Executive a lump-sum cash payment equal to the sum of (i) two times their highest annual base salary in effect at the time of termination of employment for the current and two preceding calendar years and (ii) two times their average cash bonus paid within the current and two calendar years preceding termination of employment. In addition, the applicable Executive will receive continuation of medical insurance benefits for two years or a cash payment equal to the cost to obtain such benefits.

The specified events of “good reason” permitting an Executive to terminate employment following a change in control and receive payments or benefits under the Agreement include: (i) material diminution in Executive’s authority, duties or other terms and conditions of employment; (ii) reassignment to a location greater than 25 miles from Executive’s office on the date of the change in control (unless closer to Executive’s residence); (iii) material diminution in Executive’s base salary; (iv) failure to provide Executive with employee benefits (retirement or pension, life insurance, medical, health and accident insurance, and similar plans) applicable at the time of the change in control; or (v) a material breach of the Agreement.

Payments under the Agreement would be reduced to the extent necessary to avoid an “excess parachute payment” under Section 280G of the Internal Revenue Code. In the event that the Executive becomes entitled to and receives benefits under the Agreement after a change in control, he or she will be subject to one year non-compete and non-solicitation covenants. In the event that the Executive voluntarily terminates employment during the term of the Agreement prior to a change in control, he or she will be subject to similar non-compete and non-solicitation covenants for six months.

CONCLUSION

Through the programs described above, a significant portion of the Corporation's Executive compensation is linked directly to individual and corporate performance and growth in shareholder value. The Compensation Committee intends to continue the policy of linking Executive compensation to individual and corporate performance and growth in shareholder value, recognizing that the business cycle from time to time may result in an imbalance for a particular period.

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table is mandated by SEC rules, contains a mix of earned and target pay, and several items that are driven by accounting and actuarial assumptions. Earned amounts shown under stock and option awards are determined at grant date fair values, which may be worth more or less when vested or paid.

The following table sets forth for the fiscal years ended December 31, 2019, 2018 and 2017, the compensation which the Corporation and its subsidiaries’ principal Executive Officer, principal financial officers and three other named Executive Officers earned. This table should be read in conjunction with the “Compensation Discussion and Analysis” section of this Proxy Statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(a)	Option Awards ($) (b)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value ($) (c)	All Other Compensation ($) (d) (e)	Total ($)
Jeffrey M. Schweitzer,	2019	635,000	—	317,530	—	315,237	31,333	25,957	1,325,057
President and Chief Executive Officer of the Corporation and Chief Executive Officer of the Bank	2018	600,000	—	209,988	90,002	251,166	11,438	25,807	1,188,401
	2017	550,000	—	192,500	82,500	262,887	22,775	25,507	1,136,169
Michael S. Keim,	2019	415,000	—	207,534	—	164,817	15,475	23,929	826,755
Senior Executive Vice President of the Corporation, President of the Bank; Director of the Bank	2018	390,000	—	109,212	46,800	130,607	—	23,779	700,398
	2017	375,000	—	105,000	45,000	143,393	9,676	23,479	701,548
Brian J. Richardson, (1)	2019	247,700	—	46,428	—	76,873	—	12,520	383,521
Executive Vice President and Chief Financial Officer of the Corporation and the Bank	2018	180,000	—	31,493	13,501	37,675	—	8,873	271,542
	2017	165,000	—	—	10,083	24,000	—	5,884	204,967
Roger S. Deacon, (2)	2019	217,500	—	—	—	58,207	—	13,321	289,028
Former Senior Executive Vice President and Chief Financial Officer of the Corporation and the Bank	2018	315,000	—	77,178	33,073	92,304	—	18,121	535,676
	2017	300,000	50,000	73,500	31,500	100,375	—	17,821	573,196
Duane J. Brobst,	2019	260,000	—	91,035	—	90,351	107,108	17,164	565,658
Senior Executive Vice President of the Corporation and the Bank, Chief Credit Officer of the Bank	2018	252,000	—	61,731	26,459	73,843	5,760	17,044	436,837
	2017	246,000	—	60,270	25,830	82,308	70,604	17,904	502,916
Megan D. Santana, (3)	2019	300,000	—	75,065	—	74,465	—	14,844	464,374
Executive Vice President, General Counsel and Chief Risk Officer of the Corporation and the Bank	2018	268,846	—	42,009	18,003	56,271	—	14,665	399,794
	2017	226,000	—	39,551	16,952	54,011	—	14,492	351,006
(1) Mr. Richardson was promoted to Chief Financial Officer effective July 1, 2019. Mr. Richardson was not a named Executive Officer prior to 2019.
(2) Mr. Deacon retired as Chief Financial Officer as of June 30, 2019 and was a non-executive part-time employee from July 1, 2019 to December 31, 2019.
(3) Ms. Santana was promoted to Chief Risk Officer effective June 1, 2018. Ms. Santana was not a named Executive Officer prior to 2018.

(a)
These amounts reflect the aggregate grant date fair value for all restricted stock and restricted stock units granted during 2019, 2018 and 2017, computed in accordance with ASC 718 and are based on the Company's stock price as of the date of grant, which was $26.01, $28.50 and $28.15 for grants made in 2019, 2018 and 2017, respectively. The amounts were calculated assuming that the performance conditions were satisfied at the target level. See the "Compensation Discussion and Analysis" for more information.

(b)
Represents the fair value for all stock options granted during 2018 and 2017. Assumptions used in calculating the fair value on these stock options are set forth in Note 13 to the Financial Statements included in Univest’s Form 10-K for the year ended December 31, 2019.

(c)	The pension value for Mr. Keim decreased $14,826 for 2018.

(d)	Includes Deferred Salary Savings Plan (401(k)) company matching contributions, life insurance premiums, expense allowance, and personal tax preparation services. No individual item exceeded $25,000.

(e)
Does not include dividends on unvested restricted stock awards. According to the SEC Item 402(c) of Regulation S-K, these dividends do not need to be separately disclosed since they were factored into the ASC 718 grant date value of the awards. Accordingly, we have excluded the dividends from the All Other Compensation values. As noted in the Long-Term Incentives section, the Corporation issued restricted stock units instead of restricted stock awards beginning in 2019. An employee has no rights to dividends on unvested restricted stock units until the vest date based on the actual number of awards vested.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (#) (c)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (d)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey M. Schweitzer		127,000	317,500	476,250
	3/15/2019				4,273	8,545	12,818	3,663	—	—	317,530
Michael S. Keim		83,000	207,500	311,250
	3/15/2019				2,793	5,585	8,378	2,394	—	—	207,534
Brian J. Richardson		30,970	77,425	116,138
	3/15/2019				624	1,248	1,872	537	—	—	46,428
Roger S. Deacon (e)		—	—	—
	3/15/2019				—	—	—	—	—	—	—
Duane J. Brobst		36,400	91,000	136,500
	3/15/2019				1,225	2,450	3,675	1,050	—	—	91,035
Megan D. Santana		30,000	75,000	112,500
	3/15/2019				1,010	2,019	3,029	867	—	—	75,065

(a)
These columns illustrate the possible payouts for each named Executive Officer under the Annual Incentive Compensation Plan. See "Summary Compensation" and "Compensation Discussion and Analysis - Annual Incentives" for the actual payouts made in 2019.

(b)
The number of 2019 performance-based restricted stock units actually received and the vesting of those units will depend on the satisfaction of certain performance criteria over the next three years. Dividends are not paid on the restricted stock units until vest date based on the number of units that actually vest. The units granted are not eligible for voting.

(c)	The 2019 service-based restricted stock units vest in three equal annual installments beginning on the first anniversary of the date of grant.

(d)
Reflects the aggregate grant date fair value for performance-based restricted stock units and service-based restricted stock units granted in 2019 utilizing the Corporation's stock price on the date of the grant and, for the performance-based restricted stock units, assuming performance conditions were satisfied at the target level.

(e)	Mr. Deacon was not eligible for 2019 equity awards due to his pending retirement.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2019

Name	Option Awards (a)						Stock Awards
	Option Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Service-based Shares or Units of Stock that have not Vested (#)	Market Value of Service-based Shares or Units of Stock that have not Vested ($) (b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($) (b)
Jeffrey M. Schweitzer (a)	1/31/2011	4,500	—	—	17.24	1/31/2021	2/19/2015	500	13,390	—	—
	1/31/2014	955	—	—	18.78	1/31/2024	1/31/2017	—	—	6,838	183,122
	1/31/2015	9,000	—	—	18.52	1/31/2025	3/15/2018	—	—	7,368	197,315
	1/31/2016	13,622	—	—	19.68	1/31/2026	3/15/2019 (c)	—	—	8,545	228,835
	1/31/2017	8,185	—	4,092	28.15	1/31/2027	3/15/2019 (d)	3,663	98,095	—	—
	3/15/2018	4,645	—	9,288	28.50	3/15/2028
Michael S. Keim (a)	1/31/2015	2,000	—	—	18.52	1/31/2025	2/19/2015	200	5,356	—	—
	1/31/2016	7,430	—	—	19.68	1/31/2026	1/31/2017	—	—	3,730	99,889
	1/31/2017	4,464	—	2,232	28.15	1/31/2027	3/15/2018	—	—	3,832	102,621
	3/15/2018	2,415	—	4,830	28.50	3/15/2028	3/15/2019 (c)	—	—	5,585	149,566
							3/15/2019 (d)	2,394	64,111	—	—
Brian J. Richardson	1/13/2017	1,000	—	500	28.15	1/31/2027	3/15/2018	—	—	1,105	29,592
	3/15/2018	697	—	1,393	28.50	3/15/2028	3/15/2019 (c)	—	—	1,248	33,421
							3/15/2019 (d)	537	14,381	—	—
Roger S. Deacon	1/31/2017	3,125	—	1,563	28.15	1/31/2027	1/31/2018	—	—	2,611	69,923
	3/15/2018	1,707	—	3,413	28.50	3/15/2028	3/15/2018	—	—	2,708	72,520
Duane J. Brobst (a)	1/31/2013	667	—	—	16.88	1/31/2023	1/31/2017	—	—	2,141	57,336
	1/31/2014	1,333	—	—	18.78	1/31/2024	3/15/2018	—	—	2,166	58,005
	1/31/2015	4,500	—	—	18.52	1/31/2025	3/15/2019 (c)	—	—	2,450	65,611
	1/31/2016	4,161	—	—	19.68	1/31/2026	3/15/2019 (d)	1,050	28,119	—	—
	1/31/2017	2,563	—	1,281	28.15	1/31/2027
	3/15/2018	1,366	—	2,730	28.50	3/15/2028
Megan D. Santana	1/31/2017	1681	—	841	28.15	1/31/2027	1/31/2017	—	—	1,405	37,626
	3/15/2018	929	—	1,858	28.50	3/15/2028	3/15/2018	—	—	1,474	39,474
							3/15/2019 (c)	—	—	2,019	54,069
							3/15/2019 (d)	867	23,218	—	—

(a)	Includes both non-qualified and incentive stock options.

(b)	Based on $26.78, the closing price of Univest's Common Stock on December 31, 2019.

(c)	Performance-based restricted stock units ("PBRSU").

(d)	Service-based restricted stock units ("SBRSU").

OPTION AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule
1/31/2017	33.3334% Vested in 2018; 33.3333% Vested in 2019; and 33.3333% Vests in 2020
3/15/2018	33.3334% Vested in 2019; 33.3333% Vests in 2020; and 33.3333% Vests in 2021

STOCK AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule
2/19/2015	20% Vested in 2016; 20% Vested in 2017; 20% Vested in 2018; 20% Vested in 2019; and 20% Vests in 2020
1/31/2017	150% or less vests 2/15/2020 based on the Corporation’s performance
3/15/2018	150% or less vests 3/15/2021 based on the Corporation’s performance
3/15/2019	PBRSU - 150% or less vests 3/15/2022 based on the Corporation’s performance
3/15/2019	SBRSU - 33.3334% Vests in 2020; 33.3333% Vests in 2021 and 33.3333% Vests in 2022

STOCK OPTIONS EXERCISED AND STOCK VESTING TABLE

Name	Options Awards (a)		Stock Awards (c)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (b)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (d)
Jeffrey M. Schweitzer	8,045	61,062	8,631	177,844
Michael S. Keim	—	—	3,698	91,946
Brian J. Richardson	—	—	36	884
Roger S. Deacon	—	—	175	4,255
Duane J. Brobst	—	—	1,855	46,111
Megan D. Santana	—	—	95	2,303
(a) The Corporation has a stock-for-stock-option exchange (or cashless exercise) program in place, whereby optionees can exchange the value of the spread of in-the-money stock options for Corporation Common Stock having an equivalent value. This exchange allows the Executive Officers to exercise their stock options on a net basis without having to pay the exercise price or related expense in cash. However, it will result in the Executive Officers acquiring fewer shares than the number of stock options exercised.
(b) "Value Realized on Exercise" is calculated by subtracting the exercise price from the Fair Market Value as of the exercise date multiplied by the number of the options exercised.
(c) The amounts shown under Stock Awards include the portion of prior year restricted stock awards that vested during 2019 as well as the dividends on unvested restricted stock awards that were paid and invested in the dividend reinvestment plan during 2019. Beginning in 2019, the Corporation issued restricted stock units rather than awards. An employee has no rights to dividends until the restricted stock units vest.
(d) "Value Realized on Vesting" is based on the closing price of Univest Common Stock on the date of vesting.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (a)	Payments During Last Fiscal Year ($)
Jeffrey M. Schweitzer	Defined Benefit Pension Plan/Cash Balance Plan	12.25	153,321	—
Michael S. Keim	Defined Benefit Pension Plan/Cash Balance Plan	11.00	58,129	—
Brian J. Richardson (b)	Defined Benefit Pension Plan/Cash Balance Plan	N/A	N/A	N/A
Duane J. Brobst	Defined Benefit Pension Plan/Cash Balance Plan	26.00	717,871	—
Megan D. Santana (b)	Defined Benefit Pension Plan/Cash Balance Plan	N/A	N/A	N/A

(a)
Univest’s pension plans are described in the "Compensation Discussion and Analysis" under the heading “Post-Retirement Plans.” Assumptions used in calculating the present value of the accumulated benefit are set forth in Note 12 to the Financial Statements included in Univest’s Form 10-K for the year ended December 31, 2019.

(b)	Mr. Richardson and Ms. Santana were hired after December 8, 2009, at which date the Defined Benefit Pension Plan was closed to new employees.

CHIEF EXECUTIVE OFFICER - PAY RATIO DISCLOSURE

As required by Item 402(u) of Regulation S-K, we are providing the following information:

In an effort to maintain comparability in the reported CEO-Pay Ratio Disclosure, for 2019, Univest re-identified the median employee. We completed the following steps to identify the median employee and to determine the annual total compensation of our median employee and CEO:

1.
As of December 31, 2019, our employee population consisted of approximately 873 individuals, including full-time, part-time, temporary, or seasonal employees employed on that date. This date was selected because it aligned with our calendar year end and allowed us to identify employees in a reasonably efficient manner.

2.
To find the median employee (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2019. In making this determination, we annualized the compensation of approximately 192 full-time and part-time permanent employees who were employed on December 31, 2019, but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees, of which there were approximately 54.

3.	We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.

4.
After identifying the median employee, we added together all of the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $64,160.

5.	As reported in the Total column of our 2019 Summary Compensation Table, the annual total compensation for 2019 of Jeffrey M. Schweitzer, our President and CEO, was $1,325,057.

Based on this information, the ratio for 2019 of the annual total compensation of our President and CEO to the annual total compensation of our median employee is 21 to 1.

NONQUALIFIED DEFERRED COMPENSATION

Univest does not currently have any non-qualified contributory deferred compensation plans available to the name Executive Officers.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Certain triggering events could potentially affect the amounts of compensation reported in the previous tables. Triggering events would include retirement, early-retirement, termination by reason of disability, death or cause, or a change in control of the Corporation, which are described in "Change in Control Agreements" on pages 19-20 and addressed within the 2003 Long-Term Incentive Plan, the Amended and Restated 2013 Long-Term Incentive Plan, and the Defined Benefit Pension Plan.

Change in Control Agreements

In the event that the employment of Messrs. Schweitzer, Keim, Richardson, Brobst or Ms. Santana is terminated subsequent to a “change in control” during the term of the Agreement either by the Corporation for a reason other than “cause” (as defined in the Agreement) or by the Executive after the occurrence of certain specified events of “good reason” described in "Change in Control Agreements" on pages 19-20, the Corporation will pay Messrs. Schweitzer, Keim, Richardson and Brobst or Ms. Santana, as applicable, a lump-sum cash payment equal to the sum of (i) two times the applicable Executive's highest annual base salary in effect on the date of termination of employment for the current and two preceding calendar years, and (ii) two times the applicable Executive's average cash bonus paid within the current and two calendar years preceding termination of employment. In addition, the applicable Executive will each receive continuation of medical insurance benefits for two years, or a cash payment equal to the cost to obtain such benefits.

The following table provides the amount of compensation payable to the applicable Executive after a "change in control" and assumes the employee is terminated for a reason other than cause (as defined in the Agreement) or the Executive terminates employment after the occurrence of a specified event of "good reason".

Name	2X Multiple of Base Salary ($)	2X Multiple of Cash Bonus ($)	Medical Insurance Benefits ($)	Total ($)
Jeffrey M. Schweitzer	1,330,000	552,860	24,463	1,907,323
Michael S. Keim	890,000	292,545	12,891	1,195,436
Brian J. Richardson	670,000	92,365	33,704	796,069
Duane J. Brobst	533,000	164,335	29,637	726,972
Megan D. Santana	620,000	123,165	33,704	776,869

The following table demonstrates the impact under different triggering events as if such event had occurred on December 31, 2019:

Name		Option Awards			Restricted Stock Awards and Restricted Stock Units (b)
	Triggering Event	Number of Options that could be Accelerated and Become Exercisable (#)	Average Option Exercise Price of Accelerated Options ($)	Aggregate Intrinsic Value of Accelerated Options ($) (a)	Number of Awards that could be Accelerated and Become Vested (#)	Aggregate Intrinsic Value of Accelerated Awards ($) (a)
Jeffrey M. Schweitzer	Voluntary or Involuntary Termination (b)	—	—	—	—	—
	Retirement (c)	—	—	—	—	—
	Death or Disability (d)	—	—	—	5,918	158,484
	Change in Control	13,381	28.39	—	26,414	707,367
Michael S. Keim	Voluntary or Involuntary Termination (b)	—	—	—	—	—
	Retirement (c)	—	—	—	—	—
	Death or Disability (d)	—	—	—	3,868	103,585
	Change in Control	7,062	28.39	—	18,541	496,528
Brian J. Richardson	Voluntary or Involuntary Termination (b)	—	—	—	—	—
	Retirement (c)	—	—	—	—	—
	Death or Disability (d)	—	—	—	866	23,191
	Change in Control	1,893	28.41	—	2,890	77,394
Duane J. Brobst	Voluntary or Involuntary Termination (b)	—	—	—	—	—
	Retirement (c)	—	—	—	—	—
	Death or Disability (d)	—	—	—	1,697	45,446
	Change in Control	4,012	28.39	—	7,807	209,071
Megan D. Santana	Voluntary or Involuntary Termination (b)	—	—	—	—	—
	Retirement (c)	—	—	—	—	—
	Death or Disability (d)	—	—	—	1,400	37,492
	Change in Control	2,699	28.39	—	5,765	154,387
Roger S. Deacon	Voluntary or Involuntary Termination (b)	—	—	—	—	—
	Retirement (c)	—	—	—	—	—
	Death or Disability (d)	—	—	—	—	—
	Change in Control	4,976	28.39	—	5,319	142,443
(a) Based on $26.78, the closing price of Univest's Common Stock on December 31, 2019.
(b) For performance based restricted stock awards and restricted stock units, if termination occurs due to voluntary or involuntary termination, the awards or units are forfeited.
(c) For performance based restricted stock awards and restricted stock units, if employee retires at normal retirement age of 65, which must be at least one year from the original award date, and the retired employee does not engage in competitive business, then employee will receive a pro-rata number of vested shares as determined at vest date. The pro-rata number of shares is calculated based upon length of grantee's employment with the Corporation from the date of the award through retirement date as compared to the vesting term.
(d) Beginning with the grant on March 15, 2019 of performance-based restricted stock units, if a termination occurs due to death or disability, then unvested restricted stock units vest as of the date of the death or disability based on a "Pro-Rata Calculation" which will be determined based upon the length of grantee's employment with the Corporation from the date of the award through the date of the death or disability as compared to the vesting term. Service-based restricted stock units, if a termination occurs due to death or disability, become fully vested at the date of the death or disability.
The 2013 Long-Term Incentive Plan (the Amended and Restated 2013 Long-Term Incentive Plan) provides that the Compensation Committee may, in its sole discretion, provide for the lapse of any restrictions and may accelerate or waive such restrictions in whole or in part, based on service, performance, or such factors or criteria as the Committee may determine.

DIRECTOR COMPENSATION

The following table illustrates compensation received by non-employee Directors for the year ended December 31, 2019:

Name	Fees Earned or Paid in Cash ($) (a)	Restricted Stock Units ($) (b)	Total ($)
William S. Aichele	110,000	32,510	142,510
Roger H. Ballou	70,100	32,510	102,610
Todd S. Benning	55,500	32,510	88,010
Glenn E. Moyer	66,300	32,510	98,810
K. Leon Moyer	51,900	32,510	84,410
Natalye Paquin	43,700	32,510	76,210
Thomas M. Petro	48,900	32,510	81,410
Michael L. Turner	59,200	32,510	91,710
Robert C. Wonderling	41,500	32,510	74,010
Charles Zimmerman	56,400	32,510	88,910
(a) Includes annual retainer fees, Board meeting fees and other committee fees as described below.
(b) The amount reflects aggregate grant date fair value for time based restricted stock units granted during 2019 and is based on the Company's stock price of $23.49 as of the date of grant on January 31, 2019.

Director Fees

For the year ended December 31, 2019, each non-employee Director was paid an annual cash retainer fee of $27,500 and granted an annual award of restricted stock units valued at approximately $32,500. Additionally, the chair of the Audit Committee received an additional annual retainer fee of $8,500, the chair of the Compensation Committee received an additional annual retainer fee of $6,000, the chair of the Risk Committee received an additional annual retainer fee of $7,500, the chair of the Nominating and Governance Committee received an additional annual retainer fee of $6,000, and the chair of the Independent Directors received an additional annual retainer fee of $4,000. Each non-employee Director received a fee of $1,200 for each Board Meeting of the Corporation or the Bank which he/she attended. Only one fee was paid to the Director if these Boards met on a concurrent basis. Non-employee Directors who attended committee meetings of the Board received a fee ranging from $750 to $900 for each meeting attended.

For the year ended December 31, 2019, the Chairman (Mr. Aichele) received a flat annual fee of $110,000 in lieu of retainer and meeting fees. This amount is based on the Chairman’s experience and responsibilities, with a target of paying near the median (50%) level of our peer group.

Stock-Based Compensation

Under the Univest 2013 Long-Term Incentive Plan (the Amended and Restated 2013 Long-Term Incentive Plan), discussed previously, both employees and non-employee Directors are eligible to be granted Awards under the Plan.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2019

Name	Option Awards				Stock Awards
	Option Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)
William S. Aichele (a)	1/31/2011	9,000	17.24	1/31/2021	1/31/2018	1,000	26,780
	1/31/2013	9,000	16.88	1/31/2023	1/31/2019	1,384	37,064
Roger H. Ballou	N/A	N/A	N/A	N/A	1/31/2018	1,000	26,780
	N/A	N/A	N/A	N/A	1/31/2019	1,384	37,064
Todd S. Benning	N/A	N/A	N/A	N/A	1/31/2018	1,000	26,780
	N/A	N/A	N/A	N/A	1/31/2019	1,384	37,064
Glenn E. Moyer	N/A	N/A	N/A	N/A	1/31/2018	1,000	26,780
	N/A	N/A	N/A	N/A	1/31/2019	1,384	37,064
K. Leon Moyer	N/A	N/A	N/A	N/A	1/31/2018	1,000	26,780
	N/A	N/A	N/A	N/A	1/31/2019	1,384	37,064
Natalye Paquin	N/A	N/A	N/A	N/A	1/31/2018	1,000	26,780
	N/A	N/A	N/A	N/A	1/31/2019	1,384	37,064
Thomas M. Petro	N/A	N/A	N/A	N/A	1/31/2018	1,000	26,780
	N/A	N/A	N/A	N/A	1/31/2019	1,384	37,064
Michael L. Turner	N/A	N/A	N/A	N/A	1/31/2018	1,000	26,780
	N/A	N/A	N/A	N/A	1/31/2019	1,384	37,064
Robert C. Wonderling	N/A	N/A	N/A	N/A	1/31/2018	1,000	26,780
	N/A	N/A	N/A	N/A	1/31/2019	1,384	37,064
Charles H. Zimmerman	N/A	N/A	N/A	N/A	1/31/2018	1,000	26,780
	N/A	N/A	N/A	N/A	1/31/2019	1,384	37,064
(a) All Option Awards from 2011 and 2013 were granted while Director was an employee; all option awards are non-qualified and are fully vested.

Grant Date	Stock Awards and Stock Units Vesting Schedule
1/31/2018	Restricted stock awards - 100% Vests on January 31, 2020. For Directors who retire at mandatory retirement age, awards vest ratably based on number of months of service.
1/31/2019	Restricted stock units - 100% Vests on January 31, 2021. For Directors who retire at mandatory retirement age, awards vest ratably based on number of months of service.

Director Mandatory Retirement Age

The Corporation’s by-laws provide that a Director is required to retire from the Board on the first day of the month following their seventy-second birthday. Notwithstanding this mandatory provision, the Board, by the affirmative vote of a majority of Directors, may extend the retiring Director’s service eligibility for up to an additional three years.

Stock Ownership Requirements

Directors and Alternate Directors are each required to own 10,000 shares of the Corporation's stock within five (5) years of becoming a Director or Alternate Director. Each Director who has been a Director or Alternate Director for at least five (5) years is in compliance with this policy. The following shares are considered “owned” for the purpose of meeting the ownership requirements:

•	All shares held by the Director or their spouse;

•	All restricted stock (vested or unvested);

•	All restricted stock units (vested or unvested);

•	Unexercised vested in-the-money stock options; and

•	Shares held in the Director’s 401(k) plan.

Director Resignation Policy

The Corporation has a Director Resignation Policy (the “Resignation Policy”) to address a situation in which a nominee for election to the Board in an uncontested election is elected, despite receiving more votes “withheld” for his or her election than votes “for” his or her election (a “Majority Withheld Vote”). By accepting a nomination to stand for election or re-election as a Director of the Corporation or an appointment as Director to fill a vacancy or new Directorship, each candidate, nominee or appointee agrees that if, in an uncontested election of Directors, he or she receives a Majority Withheld Vote, the Director will tender a written offer of resignation to the Chair of the Board promptly following the Annual Meeting.

For purposes of the Policy, an "uncontested election of Directors" is any election of Directors in which the number of nominees for election does not exceed the number of Directors to be elected. The Nominating and Governance Committee must promptly consider the Director's offer of resignation and recommend to the Board whether to accept the offer of resignation. The Board will act on the Committee's recommendation within ninety (90) days following the shareholder vote. In evaluating the Director's offer of resignation, each of the Committee and the Board must consider all factors they deem relevant, including any of the following: (i) the perceived reasons for the Majority Withheld Vote; (ii) the qualifications and tenure of the Director; (iii) the Director's past and expected future contributions to the Corporation; (iv) the overall composition of the Board and whether accepting the resignation would cause the Corporation to not be in compliance with any applicable rule or regulation (including securities exchange listing standards) or any material agreement to which the Corporation is a party; and (v) whether the resignation would be in the best interests of the Corporation. In determining what action to recommend or take regarding the Director's offer of resignation, each of the Committee and the Board may: (i) accept the offer of resignation; (ii) reject the offer of resignation; (iii) reject the offer of resignation to allow the Director to remain on the Board but agreeing that the Director will not be nominated for re-election to the Board at the next election of Directors relating to the class in which such Director serves; (iv) defer acceptance of the offer of resignation until the Board can find a replacement director with the necessary qualifications to fill the vacancy that accepting the offer of resignation would create; or (v) defer acceptance of the offer of resignation if the Director can cure the underlying cause of the Majority Withheld Vote within a specified period of time (for example, if the Majority Withheld Vote related to service on one or more other boards of Directors, by resigning from other company boards).

After the Board makes a formal decision on the Committee's recommendation, the Corporation must promptly publicly disclose the Board’s decision whether or not to accept the Director’s offer of resignation, together with an explanation of the process by which the decision was made, and, if applicable, the Board’s reasons for such decision.

RELATED PARTY TRANSACTIONS

Since December 31, 2018, some of the Directors and Executive Officers, including their immediate family members and affiliated organizations, had lending relationships and other banking transactions with the Corporation as customers of the Bank. In management’s opinion, any loans with Directors and Executive Officers were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable loans with persons not related to the Bank. Such loans did not involve more than normal collection risk and do not present other unfavorable features. Other banking transactions were also undertaken in the ordinary course of business. It is anticipated that similar transactions will occur in the future.

These transactions were made in compliance with applicable law, including Section 13(k) of the Securities and Exchange Act of 1934 (dealing with personal loans to Executive Officers) and Federal Reserve Board Regulation O. As of December 31, 2019, loans to Executive Officers, Directors, and their affiliates represented 0.6% of total shareholders’ equity in the Corporation.

The Corporation’s Audit Committee Charter provides for the review of related party transactions, including the independent status of all Audit Committee members. The Nominating and Governance Committee evaluates the independence of Directors in accordance with applicable regulatory requirements.

COMPENSATION COMMITTEE OF THE BOARD

The Compensation Committee of the Board for the fiscal year ended December 31, 2019 was comprised of the following independent Directors appointed by the Board. The independent Directors were: Roger H. Ballou (Chairman), Glenn E. Moyer, Robert C. Wonderling and Charles H. Zimmerman. Each member of the Compensation Committee is independent as defined in the listing standard rules of the NASDAQ Stock Market and applicable SEC regulations.

The Compensation Committee’s responsibilities include reviewing and approving corporate goals and objectives, including financial performance and shareholder return, approving the annual compensation of Executive Officers and other key management personnel through consultation with management and the Compensation Committee’s independent professional compensation consultants. Recommendations are made to the Board with respect to the Corporation's CEO compensation, overall incentive-based compensation plans, including equity based plans, which includes a review of the Corporation’s management development and succession plans. In addition, the Compensation Committee will review and recommend changes to the annual retainer and committee fee structure for non-employee Directors on the Board. The Compensation Committee’s charter is available at the Corporation’s website on the internet; www.univest.net in the “INVESTOR RELATIONS” section under Governance Documents.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee (i) was, during 2019, or had previously been an Officer or employee of the Corporation or our subsidiaries, nor (ii) had any direct or indirect material interest in a transaction of the Corporation or a business relationship with the Corporation, in each case that would require disclosure under the applicable rules of the SEC. No interlocking relationship existed between any member of the Compensation Committee or an Executive Officer of the Corporation, on the one hand, and any member of the Compensation Committee (or committee performing equivalent functions, or the full board of Directors) or an Executive Officer of any other entity, on the other hand, requiring disclosure pursuant to the applicable rules of the SEC.

Management’s role in the compensation process includes: evaluating employee performance; establishing corporate goals and objectives; and recommending the salary levels and equity awards for all employees except the Chief Executive Officer. The Compensation Committee may retain an outside consultant to assist in the evaluation of any individual Executive compensation, incentive programs, or any other matter deemed appropriate by the Compensation Committee and provide for the appropriate funding of such consulting or advisory firm. During 2019, the Compensation Committee engaged McLagan, a part of Aon plc, as its independent compensation consultant. The Compensation Committee considered the independence of McLagan in light of SEC rules and NASDAQ listing standards. The Compensation Committee requested and received a report from McLagan addressing the independence of McLagan and its consultants, including the following factors: (i) other services provided to us by McLagan; (ii) fees paid by us as a percentage of Aon's total revenue; (iii) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the consultants and a member of the Compensation Committee; (v) any company stock owned by the consultants; and (vi) any business or personal relationships between our Executive officers and the consultants. The Compensation Committee discussed these considerations as well as other considerations and concluded that the work performed by McLagan and its consultants involved in the engagements did not raise any conflict of interest. See further discussion beginning on Page 10 in "Compensation Discussion and Analysis."

COMPENSATION COMMITTEE REPORT

The Compensation Committee met five (5) times during 2019. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2019 with the Corporation’s management.

Based on the Committee's review and discussions noted above, the Compensation Committee recommended to the Board that the Corporation's Compensation Discussion and Analysis be included in this Proxy Statement.

Univest Compensation Committee Members:

Roger H. Ballou, Chairman
Glenn E. Moyer
Robert C. Wonderling
Charles H. Zimmerman

CORPORATE GOVERNANCE DISCLOSURE

Code of Conduct

The Corporation has adopted a Code of Conduct for all Directors and a Code of Conduct for all officers and employees including the CEO and senior financial officers. It is the responsibility of every Univest Director, Officer and employee to maintain a commitment to high standards of ethical conduct and to avoid any potential conflicts of interest. The Codes are designed not only to promote clear and objective standards for compliance with laws and accurate financial reporting - they also contain an accountability mechanism that ensures consistent enforcement of the Code and protection for persons reporting questionable behavior, including a fair process for determining possible violations. The Code of Conduct is available on our website at www.univest.net in the “INVESTOR RELATIONS” section under Governance Documents, or by requesting a copy in writing from the Secretary of the Corporation.

Any waiver of the Codes of Conduct for Directors or Executive officers must be approved by the Board or a committee of the Board and disclosed on Form 8-K within four business days. Any waivers would also be posted on our website within four business days.

Anti-Hedging Policy

The Company’s Insider Trading Policy includes a prohibition on hedging by its Directors, Executive Officers and all employees. These transactions are designed to hedge or offset the economic risk of owning shares of Common Stock. Accordingly, any hedging, derivative or other equivalent transaction that is specifically designed to reduce or limit the extent to which declines in the trading price of Common Stock would affect the value of the shares of Common Stock owned by a Director, Executive Officer or employee is prohibited.

NOMINATING AND GOVERNANCE COMMITTEE OF THE BOARD

The Nominating and Governance Committee met two (2) times during the fiscal year ended December 31, 2019. All members of the Nominating and Governance Committee are independent as defined by the listing standard rules of the NASDAQ Stock Market and applicable SEC Regulations. The primary purpose of the Nominating and Governance Committee is to identify individuals for nomination as members of the Board and Board committees as appropriate for the Corporation to discharge its duties and operate in an effective manner to further enhance shareholder value.

The Nominating and Governance Committee charter is available for shareholder review on the internet at www.univest.net in the “INVESTOR RELATIONS” section under Governance Documents, or by requesting a copy in writing from the Secretary of the Corporation. Members of the Nominating and Governance Committee at February 14, 2020 were: Glenn E. Moyer, Michael L. Turner and Charles H. Zimmerman (Chairman).

The Nominating and Governance Committee recommended to the Board the slate of nominees included in this Proxy Statement for election to the Board of Directors at the Annual Meeting of Shareholders.

Univest currently has one Alternate Director - Suzanne Keenan. Alternate Directors are elected by the Corporation’s shareholders and serve for a one-year term. The Alternate Director position provides an avenue for the Corporation to nurture future Directors that the Board of Directors has determined would qualify as a nominee for the Board of Directors. The Alternate Director, by attending board meetings on a regular basis without a vote, stays informed of the activities and conditions of the Corporation and stays abreast of general industry trends and any statutory or regulatory developments. The pace of change in today’s financial industry makes it imperative that the Corporation maintain a fully informed Board. Unlike members of the Board of Directors, an Alternate Director does not vote on matters coming before the Board of Directors.

The Nominating and Governance Committee is responsible for identifying and evaluating individuals qualified to become Board members and to recommend such individuals to the Board for nomination. The Nominating and Governance Committee seeks to balance the skill sets of current Board members with the need for other diverse skill sets and qualities, including diversity of gender or ethnicity, which will complement the Corporation's strategic vision. All Director candidates are evaluated based on general characteristics and specific talents and skills needed to increase the Board’s effectiveness. Additionally, all candidates must possess a commitment to high ethical standards and have a demonstrated reputation for integrity. Other facts to be considered include an individual's business experience, education, civic and community activities, knowledge and experience with respect to the issues impacting the financial services industry and public companies, as well as the ability to devote the necessary time to serve as a Director. A majority of the Directors on the Board must meet the criteria for "independence" established by the NASDAQ Stock Market, and the Nominating and Governance Committee will consider any conflicts of interest that might impair their independence.

Annually, the Nominating and Governance Committee assesses the composition of the Board along with the particular skills and qualities individual Board members possess to determine that individual Board members continue to possess the skills and qualities necessary to complement the Corporation’s strategic vision. Based on this, the Nominating and Governance Committee recommends nominees for election to the Board of Directors.

The Corporation believes the individuals below possess the required experience, qualifications and skills to continue as members of the Board of Directors (or, in the case of Ms. Keenan, as an Alternate Director):

William S. Aichele - Mr. Aichele is currently Chairman of the Board of the Corporation and served as the Corporation’s Chief Executive Officer from 1999 until his retirement on January 1, 2014 and has over forty years of experience in the financial services industry with the Corporation. Mr. Aichele served on the board of the Federal Reserve Bank of Philadelphia with his term expiring in December 2019. Additionally, Mr. Aichele serves on numerous non-profit boards and the Board of Trustees of Grand View Health. Mr. Aichele’s background provides extensive knowledge of the banking industry, the local economy and businesses within the Bank’s operating region.

Roger H. Ballou - Mr. Ballou was formerly a Director of Fox Chase Bank and Fox Chase Bancorp, Inc, a position he held from 2005 until their acquisition by the Corporation on July 1, 2016. Mr. Ballou served until January 2011 as the President and Chief Executive Officer and a Director of CDI Corporation (NYSE: CDI). Before joining CDI, Mr. Ballou served as Chairman and Chief Executive Officer of Global Vacation Group and as a senior advisor to Thayer Capital Partners. Previously, he was President and Chief Operating Officer of Alamo Rent-a-Car. Before joining Alamo, for more than 16 years, he held several positions with American Express, culminating in his appointment as President of the Travel Services Group. Mr. Ballou is also a Director of Alliance Data Systems (NYSE: ADS) and RCM Technologies, Inc. (Nasdaq: RCMT). Mr. Ballou’s background as President and Chief Executive Officer of a public corporation provides extensive public company oversight and business experience.

Todd S. Benning, CPA - Mr. Benning is a Principal of DunlapSLK, PC, a full-service certified public accounting firm located in Chalfont, Pennsylvania where he serves in the firm's Accounting Services Department and has over thirty-five years of experience in public accounting. Previously, Mr Benning was a founding stockholder of Dunlap & Associates, PC, certified public accountants and business consultants. Mr. Benning was formerly a Director of Fox Chase Bank and Fox Chase Bancorp, Inc., a position he held from 2005 until their acquisition by the Corporation on July 1, 2016. As a principal of a certified public accounting firm, Mr. Benning provides the Board of Directors with critical experience regarding accounting matters and small company management and qualifies as an audit committee financial expert. He works extensively with companies within the regions in which the Corporation conducts its business.

Suzanne Keenan - Ms. Keenan is a member of the Board of Trustees of North American Electric Reliability Corporation (NERC), chairing their Technology & Security Committee, a member of SAP Independent Executive Advisory Council and a member of the Advisory Councils of Rocket Wagon and Boston Digital. Ms. Keenan has previously held the position of Chief Information Officer and Senior Vice President of Wawa, Inc. Ms. Keenan has also held management positions at Comcast Cable and PECO Energy Company. Ms. Keenan holds a Bachelor of Science Degree in Nuclear Engineering from Penn State University and a Masters Degree in Health Physics from the University of Pittsburgh. Ms. Keenan's background provides extensive experience in information technology, information security and regulatory oversight.

Glenn E. Moyer - Mr. G. Moyer is currently the Chief Executive Officer of Live Oak Strategies, LLC. Mr. G. Moyer served as the Secretary of the Pennsylvania Department of Banking and Securities from April 2011 to January 2015. During that period, Mr. G. Moyer also served as Chair of the Board of Directors of the Pennsylvania Housing Finance Agency and Vice Chair of the Pennsylvania Banking and Securities Commission and was a voting member of the following boards: the Commonwealth Financing Agency, the Pennsylvania Economic Development Financing Authority, the Pennsylvania Industrial Development Authority, the Pennsylvania Minority Business Development Authority, the Pennsylvania Energy Development Authority and the Certified Real Estate Appraisers Board. Mr. G. Moyer currently serves on the board of the FHLBank Pittsburgh. Mr. G. Moyer was previously the President and Chief Executive Officer of National Penn Bancshares, Inc. and Elverson National Bank. Mr. G. Moyer’s background provides extensive experience in regulatory oversight, governance and the operations of a financial institution.

K. Leon Moyer - Mr. K.L. Moyer most recently served as Vice Chairman of the Corporation and President and Chief Executive Officer of the Bank prior to his retirement on January 1, 2015. Mr. K.L. Moyer has over forty years of experience in the financial services industry with the Corporation. Additionally, Mr. K.L. Moyer serves on numerous non-profit boards and committees contributing to professional and community organizations throughout the Corporation’s market, providing Mr. K.L. Moyer with the necessary knowledge of the local economy and needs of the community.

Natalye Paquin - Mrs. Paquin is currently President and Chief Executive Officer of Points of Light Foundation, the world’s largest organization dedicated to volunteer service. Prior to this position, from 2010 to 2016, Mrs. Paquin served as Chief Executive Officer of the Girls Scouts of Eastern Pennsylvania as well as chief transformation officer at Girl Scouts of the USA. Mrs. Paquin has also held the positions of Executive Vice President and Chief Operating Officer of the Kimmel Center, Inc. and Chief of Staff and then Chief Operating Officer for the School District of Philadelphia. Additionally, Mrs. Paquin has served on the boards of numerous non-profit-organizations. Mrs. Paquin’s background working with non-for profit organizations within the local, national and international economies provides significant leadership and management experience.

Thomas M. Petro - Mr. Petro is currently Managing Partner of 1867 Capital Partners, a venture investor in early-stage life sciences, Fintech and tech-enabled business services. Mr. Petro most recently served as President and Chief Executive Officer of Fox Chase Bank since 2005 and Fox Chase Bancorp, Inc. since its founding and initial public offering in 2006 until their acquisition by the Corporation on July 1, 2016. Previously, Mr. Petro was President and Chief Executive Officer of Northeast Pennsylvania Financial Corporation and Chairman of the Board of BizEquity. He is Chairman of the Board of OrthogenRx, Inc. Mr. Petro also serves on the board of Directors of Wealthhub Solutions, Inc. and YesLender, LLC. He is past-chairman of the Pennsylvania Bankers Association and former board member of the American Bankers Association. Mr. Petro’s background provides extensive experience in regulatory oversight, governance and the operations of a financial institution.

Jeffrey M. Schweitzer - Mr. Schweitzer currently serves as President and Chief Executive Officer of the Corporation and Chief Executive Officer of the Bank and has over twenty years of experience in the financial services industry. Mr. Schweitzer formerly served as the Corporation’s Chief Financial Officer since 2007 before his promotion to President and Chief Operating Officer on January 1, 2013 and to Chief Executive Officer on January 1, 2014. Mr. Schweitzer serves on non-profit boards in the Corporation’s market, providing Mr. Schweitzer the necessary knowledge of the local economy and needs of the community. Additionally, Mr. Schweitzer serves as the Federal Reserve Bank of Philadelphia's representative on the Federal Advisory Council.

Michael L. Turner - Mr. Turner has been a partner in the law firm of Marshall, Dennehey, Warner, Coleman & Goggin since 2007. Mr. Turner was a founder of Valley Green Bank and served on its board of Directors from 2005 until their acquisition by the Corporation on January 1, 2015. Mr. Turner was a founder and member of the Philadelphia law firm Kelly, Jasons, McGuire & Spinelli from 1989 to 2007, serving as managing partner for five years. Mr. Turner specializes in the preparation and trial of complex personal injury, product liability and criminal cases. Before entering into private practice, Mr. Turner was an Assistant District Attorney for the City of Philadelphia from 1981 to 1986. Mr. Turner is a member of the Pennsylvania Bar. Mr. Turner's background provides extensive knowledge of the Southeast Pennsylvania business community.

Charles H. Zimmerman - Dr. Zimmerman currently serves as a member of senior leadership and as teaching pastor at Calvary Church in Souderton, a role he has held for over 25 years. Dr. Zimmerman has served on the Board of Directors for the Clemens Family Corporation since 2004 and is an Executive consultant in the areas of leadership development and strategic effectiveness. Dr. Zimmerman has been actively involved in church and corporate leadership and development and has extensive knowledge of the local economy and needs of the community.

Robert C. Wonderling - Mr. Wonderling is currently President and Chief Executive Officer of the Chamber of Commerce for Greater Philadelphia, a business advocacy organization of member companies that promotes growth and economic development in the 11-county Greater Philadelphia region. Prior to this position, from 2002 to 2009, Mr. Wonderling served in the Pennsylvania State Senate, where he served as Chairman of the Communications and Technology Committee and the Transportation Committee. He also served in the Executive branch of state government administration as Deputy Secretary of Transportation. Additionally, Mr. Wonderling serves on the boards of numerous business affiliated and non-profit organizations within the Philadelphia region as well as Chairman of the Board of Trustees at Ursinus College. In addition to his public service, Mr. Wonderling worked for Lehigh Valley based Air Products & Chemicals, Inc. He also served as an Executive Officer for the privately held software company Bentley Systems, Inc. in Exton, PA. Mr. Wonderling's background provides extensive business and governance experience within the Corporation's geographic region.

Board Leadership

The structure of the Corporation’s Board of Directors consists of: a Chairman of the Board, one Director who currently is also the President and Chief Executive Officer of the Corporation, and individual Directors. The Board of Directors does not currently have a Lead Director. The Corporation and the Board of Directors believe this structure is appropriate for the Corporation as the Board consists predominately of outside, independent Directors, with management representation constituting only one of the eleven members of the Board of Directors. The Independent Directors of the Board meet separately at least twice a year without management present. Additionally, the Corporation has an active Board Committee structure in which members of the Board of Directors attend and actively participate in the following Committees: Executive Committee, Audit Committee, Compensation Committee, Nominating and Governance Committee, Enterprise-Wide Risk Management Committee, Community Reinvestment Act Committee, and Trust Committee. The active participation in these Committees in addition to the Board of Directors’ meetings provides the independent members of the Board the necessary insight into the daily operations of the Corporation.

All nominees to the Board of Directors will be evaluated in the same manner, regardless of whether they are recommended by the Nominating and Governance Committee or recommended by a shareholder.

Risk Management

Risk management is the cornerstone of banking and is integral to the daily operations of the Corporation. The Board of Directors oversees the risk management functions of the Corporation through the Enterprise-Wide Risk Management Committee, which consists of five members of management, including the President and Chief Executive Officer of the Corporation, and six independent Directors of the Board, including the Chairman of the Corporation. Five additional members of management regularly present at the Enterprise-Wide Risk Management Committee meetings. The Enterprise-Wide Risk Management Committee met four (4) times during 2019 and is chaired by Director Glenn E. Moyer. In addition to this committee, there is also an Enterprise-Wide Risk Management Working Committee, which met three (3) times in 2019, consisting of members of management representing various line of business and areas of support tasked with identifying and addressing the risks of the Corporation. Minutes from these meetings are reported to the Enterprise-Wide Risk Management Committee, and minutes from the Enterprise-Wide Risk Management Committee are reported to the full Board of Directors. The Chief Risk Officer reports directly to the Audit Committee and indirectly to the Chief Executive Officer of the Corporation. The Chief Risk Officer also attends each Board of Directors meeting, Executive Committee meeting, Audit Committee meeting, Compensation Committee meeting, Enterprise-Wide Risk Management Committee meeting, as well as numerous management level committee meetings, in order to better understand the differing risks the Corporation is encountering and also to provide perspective with respect to Enterprise-Wide Risk Management to the members of the Board of Directors attending these meetings. The Chief Risk Officer also meets in executive session with the Audit Committee on a quarterly basis.

Shareholder Nominations

Article II, Section 17 of the Bylaws governs the process of nominations for election to the Board of Directors. Nominations made by shareholders entitled to vote for the election of Directors must be made by written notice, delivered or mailed by registered return receipt mail, postage prepaid, to the Secretary of the Corporation, not less than fifty (50) days prior to any meeting of the shareholders called for the election of Directors; provided, however, that if less than twenty-one (21) days’ notice of the meeting is given to shareholders, such a nomination shall be delivered or mailed to the Secretary of the Corporation not later than the close of business on the seventh (7th) day following the date on which the notice of the meeting was mailed to the shareholders.

Such notification shall contain the following information to the extent known to the shareholder intending to nominate any candidate for election to the Board of Directors:

a.	The name, age and resident address of each of the proposed nominees;

b.	The principal occupation or employment and business address of each proposed nominee;

c.	The total number of shares of the Corporation that, to the knowledge of the notifying shareholders, will be voted for each of the proposed nominees;

d.	The name and resident address of the notifying shareholder; and

e.	The number of shares owned by the notifying shareholder.

The nomination of a Director who has not previously served as a Director shall be made from and among the then serving Alternate Director(s) except in connection with the execution by the Corporation of a definitive acquisition or merger agreement. Nomination for Alternate Directors shall be made in the same manner as Directors and in accordance with the then applicable provisions of the Bylaws for such nominations. Any nomination for Director or Alternate Director made by a shareholder that is not made in accordance with the Bylaws may be disregarded by the Nominating and Governance Committee of the Board.

PROPOSALS
Proposal 1 - Election of Directors

The election of four Class III Directors, each for a three-year term expiring in 2023 and until their successors are elected and qualified. The nominees for Class III Director are:
Roger H. Ballou
K. Leon Moyer
Natayle Paquin
Robert C. Wonderling

The election of one Alternate Director, for a one-year term expiring in 2021 and until her successor is elected and qualified. The nominee for Alternate Director is:
Suzanne Keenan

The Board of Directors recommends a vote “FOR” each of the listed nominees.

Proposal 2 - Ratification of KPMG LLP as independent registered public accounting firm for 2020

The Audit Committee of the Board has appointed KPMG as the independent registered public accounting firm for the Corporation for 2020. KPMG was first engaged as the Corporation's independent registered public accounting firm in 2004 and audited the Corporation's financial statements for 2019.

Although shareholder ratification of the appointment of KPMG as the Corporation's independent registered public accounting firm is not required, the Board has decided to afford the Corporation's shareholders the opportunity to express their opinions on the matter of the Corporation's independent registered public accounting firm. Even if the selection is ratified, the Audit Committee at its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Corporation and its shareholders. If the Corporation's shareholders do not ratify the appointment, the Committee will take that fact into consideration, together with such other facts as it deems relevant, in determining its next selection of an independent registered public accounting firm.

A representative from KPMG is expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” Proposal 2.

Proposal 3 - An advisory vote to approve named Executive Officer compensation as presented in this Proxy Statement
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are requesting shareholder approval, on an advisory basis, of the compensation of our Named Executive Officers as presented in "Compensation Discussion and Analysis" (the "CD&A") beginning on page 10 and the compensation tables included in the discussion of Executive Compensation beginning on page 21, including the narrative disclosure thereto.
As stated in the CD&A, our Executive compensation program has been designed to attract and retain employees in leadership positions by recognizing their importance in carrying out the Corporation’s Mission Statement, Core Values and Vision Statement. Focusing on these three elements is critical to meeting the Corporation’s short-term and long-term goals and growth in shareholder value.
Highlights of our program include:

•
Mixture of salary and incentive compensation (base salary, annual incentive and long-term incentive compensation); with approximately 50% paid in annual base salary and 50% paid in the form of annual incentive and long-term incentive compensation based on individual and group performance factors;

•
Measurement of individual and group performance factors by the Corporation’s Compensation Committee, considering decision-making responsibilities, experience, work performance and achievement of key goals, including performance compared to peers;

•
Assessment of Univest’s Executive compensation program by the Corporation’s Compensation Committee to ensure the program promotes the long-term objectives of the Corporation, encourages growth in shareholder value, provides the opportunity for management investment in the Corporation, and attracts top-level Executives to strategically manage the Corporation; and

•	The requirement that Executives acquire substantial levels of ownership of the Corporation’s stock to better align the Executives’ interests with those of the shareholders.

     As an advisory vote, this proposal is not binding upon the Corporation. However, the Compensation Committee, which is responsible for the design and administration of our Executive compensation practices, values the opinions of our shareholders expressed through your vote on this proposal. The Compensation Committee will consider the outcome of this vote in making future compensation decisions for our Named Executive Officers. Accordingly, we will present the following resolution for vote at the 2020 Annual Meeting of Shareholders:

“RESOLVED, that the shareholders approve, on an advisory (non-binding) basis, the compensation of the Corporation’s named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and any related narrative disclosure in the Proxy Statement.”

The Board of Directors recommends that you vote “FOR” Proposal 3.

SHAREHOLDER PROPOSALS

Any shareholder who desires to submit a proposal to be considered for inclusion in the proxy materials relating to the Corporation’s 2021 Annual Meeting in accordance with the rules of the SEC must submit such proposal to the Corporation at its principal executive offices, 14 North Main Street, P.O. Box 197, Souderton, Pennsylvania 18964, no later than November 13, 2020.
A shareholder proposal submitted after November 13, 2020, or which does not otherwise meet the requirements of the SEC, will not be included in the Corporation’s Proxy Statement for the Annual Meeting to be held in 2021, but may nevertheless be presented at the Annual Meeting. Under the Corporation’s bylaws, to present a proposal at the Annual Meeting in 2021, a shareholder must have submitted such proposal in writing to the Chairman at the principal executive offices of the Corporation at least 120 days prior to the date of such meeting and the proposal must be, under law, an appropriate subject for shareholder action. Based upon a scheduled meeting date for the 2021 Annual Meeting of April 21, 2021, a proposal submitted pursuant to the Corporation’s bylaws must be received at the principal executive offices no later than December 22, 2020.
OTHER BUSINESS

The Board and Management do not intend to present any business at the meeting other than as stated above. They know of no other business which may be presented at the meeting. If any matter other than those included in this Proxy Statement is presented at the meeting, the person named in the accompanying proxy card will have discretionary authority to vote all proxies in accordance with his or her best judgment.

SHAREHOLDERS ARE URGED TO VOTE. Please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or alternatively, to complete, sign, and date the enclosed proxy, solicited on behalf of the Board of Directors, and return it at once in the postage-paid envelope we have provided. The proxy does not affect the right to vote in person at the meeting and may be revoked prior to the call for a vote.

Souderton, Pennsylvania	By Order of the Board of Directors
March 13, 2020

WILLIAM S. AICHELE, Chairman

MEGAN DURYEA SANTANA , Esq., Secretary